UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

American Axle & Manufacturing Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

One Dauch Drive
Detroit, Michigan 48211-1198
www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 24, 2008

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Date	3:00 p.m., local time, on Thursday, April 24, 2008

Place	AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business	(1) Elect three members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2011;

(2) Approve adoption of the American Axle & Manufacturing 2008 Long-Term Incentive Plan;

(3) Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2008; and

(4) Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder (NYSE: AXL) at the close of business on February 29, 2008.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Voting	Your vote is very important. To be sure that your shares are properly represented at the meeting, please vote by using the telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided. See Questions and Answers about Voting and the Annual Meeting in the proxy statement and the proxy card for further information.

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
March 24, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held April 24, 2008

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is soliciting proxies for the 2008 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of AAM common stock on February 29, 2008 (record date), which entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides related information so that you can make an informed decision.

The notice of annual meeting, proxy statement, proxy card and 2007 annual report to stockholders are being mailed to stockholders on or about March 24, 2008.

What if I receive more than one proxy card?

Each proxy card represents shares held on the record date. You will receive multiple proxy cards if you hold your shares in different ways (e.g. trusts, AAM 401(k) plans, custodial accounts, joint tenancy) or in multiple accounts. If your shares are held in street name by a broker, bank, trustee or other custodian, follow the instructions on the proxy card(s) they provide. Vote the shares represented by each proxy card you receive.

What is the difference between holder of record and street name holder?

These terms describe how your shares are held. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, or through one of the AAM 401(k) plans, you are a street name holder.

How do I vote my shares?

If you are a holder of record, you may vote in person at the annual meeting or by proxy:

By mail.  Complete, sign, date and return your proxy card in the envelope provided
By telephone.  Call the toll free number shown on the enclosed proxy card.

By	Internet. Use the website of AAM’s transfer agent, Computershare Trust Company, N.A., at the website address shown on the enclosed proxy card.

If you hold shares in street name, refer to the instructions provided by your broker, bank, trustee or other record holder for voting your shares by proxy. To vote these shares in person at the annual meeting, you must obtain a proxy from your broker, bank, trustee or other record holder.

How many shares may vote at the meeting?

As of February 29, 2008, we had 53,502,317 shares of common stock outstanding and entitled to vote. A holder of common stock on the record date is entitled to one vote per share owned. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.

Can I change my vote?

You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;
•	voting in person at the annual meeting; or
•	delivering a later-dated proxy vote by mail, telephone or the Internet.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all three nominees with terms expiring at the 2011 annual meeting of stockholders.

Proposal 2 —	FOR approval of the American Axle & Manufacturing 2008 Long-Term Incentive Plan

Proposal 3 —	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

What are my choices when voting?

Proposal 1 —	You may vote for or withhold your vote on one or more of the nominees.

Proposal 2 —	You may vote for or against the proposal, or you may abstain from voting your shares.

Proposal 3 —	You may vote for or against the proposal, or you may abstain from voting your shares.

What vote is required to approve each proposal?

Proposal 1 —	Requires a plurality of the votes cast to elect a director (i.e., the three nominees receiving the greatest number of shares voted in person or by proxy will be elected).

Proposal 2 —	Requires the affirmative vote of a majority of the shares voted in person or by proxy

Proposal 3 —	Requires the affirmative vote of a majority of the shares voted in person or by proxy.

Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to hold the annual meeting. Abstentions will not be counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote has the same effect as an abstention.

Who will count the votes be counted?

Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.

What if I do not vote and do not attend the annual meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted. If you sign your proxy card without giving specific instructions, your shares will be voted as the Board recommends.

If you hold shares in street name and you do not give your broker, bank, trustee or other record holder specific voting instructions, the rules of the New York Stock Exchange (NYSE) permit your record holder to vote your shares on the election of directors and on the ratification of the appointment of the independent registered public accounting firm.

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be broker non-votes. Broker non-votes will have no effect on the outcome of the election of directors and the other proposals. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be held on April 24, 2008.

The Proxy Statement and Annual Report to Stockholders are available at

www.edocumentview.com/AXL

PROPOSAL 1: ELECTION OF DIRECTORS

AAM’s Board is divided into three classes with three of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of stockholders in 2011. Each of the nominees below has agreed to serve that term. If any nominee becomes unavailable prior to the annual meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected.

The Board proposes that nominees Richard E. Dauch, William P. Miller II and Larry K. Switzer be elected to the Board for terms expiring in 2011. The Board unanimously approved these nominations based on the outstanding achievements, special competencies and integrity of each nominee. A biographical summary of the principal occupation, professional background and experience of each nominee and returning director is provided.

Your Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director

RICHARD E. DAUCH
Age 65
Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board. He has been Chief Executive Officer and a member of the Board since AAM began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 43 years of experience in the automotive industry. Mr. Dauch was the 2006 recipient of the Shien-Ming Wu Foundation Manufacturing Leadership Award. In 2005, he received the CEO Legend Award from Automation Alley. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award, and the Northwood University Outstanding Business Leader Award. In 1999, he was named the Michiganian of the Year by The Detroit News and he was named the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association. In 1996, he was named Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame. Mr. Dauch currently serves on the board of directors of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages.	Director since 1994

WILLIAM P. MILLER II
Age 52
Mr. Miller has served as the Senior Investment Officer, Fund Management for the Ohio Public Employees Retirement System since August 2005. Previously he served as Senior Risk Manager for the Abu Dhabi Investment Authority from April 2003. Mr. Miller was a risk management advisor for the Rockefeller Foundation, a non-profit foundation, and an advisor to Africa Global from June 2002 to April 2003. From September 1996 to May 2002, he served as Senior Vice President and Independent Risk Oversight Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller previously served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. and as a Financial Analyst with the U.S. Department of Transportation.	Director since 2005

Mr. Miller is a director of the Chicago Mercantile Exchange and a director of the BTOP50 Managed Futures family of funds. He is a member of the Public Company Accounting Oversight Board’s Standing Advisory Group, a member of the advisory board for the Kent State University Master of Science in Financial Engineering program and the Investment Risk Committee of the International Association of Financial Engineers. Previously, Mr. Miller was a member of the Financial Accounting Standards Board’s User Advisory Council and a director of the Dubai International Financial Exchange. Mr. Miller is a Chartered Financial Analyst and member of the Institute of Chartered Financial Analysts.

LARRY K. SWITZER
Age 64
Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Previously, he served as Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. Mr. Switzer has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp.	Director since 2005

Returning Directors

Directors — to hold office until 2009 Annual Meeting of Stockholders

FOREST J. FARMER
Age 67
Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for four technology and manufacturing corporations, since 1998. Mr. Farmer is the President of Trillium Teamologies, an IT solutions provider located in Royal Oak, Michigan, and is Chairman of the Board & Chief Executive Officer of Enerflex Solutions LLC. Enerflex is a joint venture between The Farmer Group and the Woodbridge Corporation of Woodbridge, Ontario, Canada. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Mr. Farmer serves on the Boards of Directors of a number of corporations and organizations, including The Lubrizol Corporation, St. John’s Hospital System and Saturn Electronics Corporation.	Director since 1999

RICHARD C. LAPPIN
Age 63
Richard C. Lappin has served as Chairman of the Board & Chief Executive Officer of Clear Sky Power, an alternative energy company, since January 2007. He retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, Mr. Lappin served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President and Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation.	Director since 1999

THOMAS K. WALKER
Age 67
Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 40-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University.	Director since 1999

Directors — to hold office until 2010 Annual Meeting of Stockholders

JOHN A. CASESA
Age 45
John A. Casesa has served as Managing Partner of the Casesa Shapiro Group LLC since 2006. The Group makes actively-managed investments in targeted segments of the automotive industry and provides advisory services to corporate clients. Mr. Casesa served as Global Coordinator for Automotive Research and Managing Director at Merrill Lynch & Co. from 1999 to 2006. Previously, Mr. Casesa was a Managing Director and a member of the Investment Committee at the investment bank Wertheim Schroder & Co. He also served on the Marketing and Product Planning staff of General Motors. As one of Wall Street’s leading automotive analysts, Mr. Casesa has addressed numerous automotive industry conferences including the University of Michigan’s Management Briefing Seminars, the SAE Global Product Development Conference and the Automotive News World Congress. He is a past member of the Financial Accounting Standards Board User Advisor Council, the New York Stock Exchange Research Analyst Qualification Exam Committee and is a past president of the Automotive Analysts of New York.	Director since 2007

ELIZABETH A. CHAPPELL
Age 50
Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. Since 1999, Ms. Chappell has served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Brother Rice High School, Citizens Research Council, Detroit Regional Chamber, Airport Authority-Citizen’s Review Council, United Way Tocqueville Committee and Michigan Economic Development Corporation. Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan.	Director since 2004

DR. HENRY T. YANG
Age 67
Dr. Henry T. Yang is the Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering and Neil Armstrong Distinguished Professor in Aerospace Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He holds a Ph.D. degree in engineering from Cornell University as well as four honorary doctorates. He is a member of the National Academy of Engineering. He is an active member of the Executive Committee of the American Association of Universities, the Steering Committee of the Association of Pacific Rim Universities and the Board of Trustees of University Research Association.	Director since 2004

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://investor.aam.com/index.cfm.

Board Structure and Self-Evaluation

The Board has nine members and is equally divided into three classes. Directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company. The Board and the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each conduct an annual self-evaluation in order to monitor and continuously improve the effectiveness of the Board and its committees.

Director Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board and each member of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of our directors. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://investor.aam.com/index.cfm.

Based on the independence criteria of the NYSE listing standards and our Director Independence Guidelines, the Board affirmatively determined that each of the following directors are independent: John A. Casesa, Elizabeth A. (Beth) Chappell, Forest J. Farmer, Richard C. Lappin, William P. Miller II, Larry K. Switzer, Thomas K. Walker and Dr. Henry T. Yang. The Co-Founder, Chairman of the Board & CEO, Richard E. Dauch, is related to an AAM executive officer and is not independent under the criteria of the NYSE listing standards and our Director Independence Guidelines.

None of the directors who qualify as independent has a business, financial, family or other type of relationship with AAM (other than as a director and stockholder of AAM), except for one relationship that is immaterial under the independence standards. The director has a relationship with an entity that was reviewed by the Board under the Company’s categorical independence standard and the NYSE listing standard covering payments for properties or services exceeding the greater of $1 million or two percent of the annual consolidated gross revenues of the outside entity. In this instance, the director is an officer of a non-profit organization that received sponsorship fees from AAM that were significantly less than the NYSE listing standard or AAM categorical standard. The Board determined that the relationship was immaterial and does not impair the director’s independence.

If all nominees are elected by our stockholders at the 2008 annual meeting, AAM’s nine-member Board will have eight independent directors.

Executive Sessions of Non-Management and Independent Directors

Non-management directors, all of whom are independent, meet in executive session without AAM management present at the end of each scheduled Board meeting. Thomas K. Walker, an independent director, has been selected by the Board to preside at each executive session.

Stockholder Communication with the Board

Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.

The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary but not forwarded to the directors.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics for our CEO, CAO, CFO and other Senior Financial Officers. The Board annually reviews the Code of Business Conduct and updates the Code as appropriate. AAM’s Code of Business Conduct and Code of Ethics for our CEO, CAO, CFO and other Senior Financial Officers are available on our website at http://investor.aam.com/index.cfm. A written copy also may be obtained by any stockholder without charge upon request to the AAM Investor Relations Department.

Related Person Transactions Policy

In October 2006, the Board adopted a policy and procedures for the review, approval and ratification of transactions involving AAM and “related persons” as defined in the policy. This policy supplements AAM’s other conflict of interest policies as set forth in AAM’s Code of Business Conduct. The Board has delegated to the Audit Committee the responsibility for reviewing, approving and ratifying all related person transactions in accordance with the policy.

Transactions covered by the policy include any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which:

•	AAM is or is expected to be a participant;
•	the amount involved exceeds $100,000; and
•	a related person has or will have a direct or indirect material interest.

A transaction between AAM and a related person is not subject to this policy if the transaction:

•	is available to all employees generally;
•	involves less than $5,000 when aggregated with all similar transactions; or
•	involves compensation of an executive officer that is approved by the Compensation Committee.

A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company’s outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.

A related person transaction will be permitted only if the transaction is approved by the Audit Committee and is on terms comparable to those available to unrelated third parties. Any related person transaction involving a member of the Audit Committee must be presented to disinterested members of the full Board for review.

In considering a transaction, the Audit Committee and/or the Board may consider the following factors, as applicable:

•	the Company’s business reasons for entering into the transaction;
•	the alternatives to entering into a related person transaction;
•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflict;
•	the extent of the related person’s interest in the transaction; and
•	the transaction is in the best interests of AAM.

Every director and executive officer is required to report any existing or contemplated related person transaction to AAM’s Vice President, Chief Administrative Officer & Secretary. In addition, AAM’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. As of the date of this Proxy Statement, no existing or contemplated related person transaction has been brought to the attention of the Secretary, the Audit Committee or the Board.

Board Committee Composition

The Board held four regularly scheduled meetings during 2007. Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. During 2007, all directors attended 100 percent of the meetings of the Board and the committees on which they served. All directors attended the 2007 annual meeting of stockholders. The following table shows the membership of the Board’s committees during 2007 and the number of committee meetings held during 2007.

COMMITTEE MEMBERSHIP IN 2007

Nominating/
Corporate
	Audit	Compensation	Governance	Executive	Technology
Name of Director	Committee	Committee	Committee	Committee	Committee
Richard E. Dauch				Chairman
John A. Casesa		X
Elizabeth A. Chappell		X
Forest J. Farmer		Chairman	X	X
Richard C. Lappin			X		X
William P. Miller II	Chairman				X
Larry K. Switzer	X
Thomas K. Walker	X	X	Chairman	X	X
Dr. Henry T. Yang					Chairman
Number of Meetings in 2007	4	6	4	0	4

Audit Committee

The Audit Committee provides assistance to the Board with respect to: the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee operates under a written charter that is available on AAM’s website at http://investor.aam.com/index.cfm.

The Board has determined that all Audit Committee members serving during 2007 are independent and financially literate under applicable NYSE listing standards. Mr. Miller and Mr. Switzer also qualify as audit committee financial experts as defined by SEC rules.

Compensation Committee

The Compensation Committee is responsible for the following:

•	Establishing and reviewing AAM’s compensation philosophy and programs with respect to our executive officers;
•	Approving executive officer compensation with a view to support AAM’s business strategies and objectives;
•	Approving corporate goals and objectives relevant to executive officer compensation and evaluating executive officer performance in light of these criteria, in consultation with the CEO (in the case of our other executive officers) and with input from other independent directors (in the case of the CEO);
•	Recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans and certain other compensation matters;
•	Overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement or in our annual report filed on Form 10-K; and
•	Producing the Compensation Committee Report for inclusion in our annual proxy statement or in our annual report filed on Form 10-K in accordance with applicable regulations.

The Compensation Committee operates under a written charter that is available on our website at http://investor.aam.com/index.cfm. In accordance with our Corporate Governance Guidelines, the Compensation Committee is also responsible for recommending non-employee director compensation and benefits for approval by the Board.

Role of Executive Officers.  Our CEO reviews the performance and compensation of our other executive officers, with input from the Vice President — Human Resources, and recommends to the Compensation Committee the compensation for this group. The Compensation Committee reviews and considers the CEO’s recommendations in its approval of annual salary, annual incentive payments and long-term incentive awards. Our Vice President — Human Resources is responsible for the implementation and day-to-day operation of our executive compensation programs, as approved by and subject to oversight of the Compensation Committee. Our Group Vice President — Finance & CFO is responsible for evaluating and presenting to the Compensation Committee the financial, accounting and tax aspects of compensation decisions.

Role of Compensation Consultant.  In performing its duties, the Compensation Committee from time to time directly engages Towers Perrin, an independent executive compensation consultant. Towers Perrin provides competitive market data and other information on current compensation practices and trends. Towers Perrin also makes objective recommendations to the Compensation Committee as to the design of AAM’s long-term incentive program, including the form and mix of award vehicles and the nature and level of potential performance criteria and targets. Management has also retained Towers Perrin to provide consulting and actuarial services regarding compensation, healthcare, welfare, pension and retiree medical benefits. The Compensation Committee does not believe that this affects the independence of the advice that Towers Perrin provides to the Committee.

In 2007, the Compensation Committee engaged Towers Perrin to review the competitiveness of AAM’s executive officer compensation (excluding the CEO) and the structure of our long-term incentive program for executive officers. Towers Perrin was instructed to compare our executive officers’ base salaries, target annual incentives and long-term incentive award levels against those for similar positions at companies in a comparison group. The comparison group was selected with input from management and is described in Compensation Discussion & Analysis below. Towers Perrin also interviewed senior management in its review of our long-term incentive program for input concerning plan design, performance measures, share utilization levels, and for an understanding of AAM’s business objectives, among other matters.

Towers Perrin also provides the Compensation Committee with information on market practices and trends relating to non-employee director compensation and makes recommendations on the appropriate mix of cash and equity compensation for this group. In 2007, Towers Perrin completed a study to assess the competitiveness and design of our director compensation program, as described in 2007 Compensation of Non-Employee Directors below.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	Identify qualified individuals to serve on the Board and committees;
•	Review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and
•	Oversee and approve the process for succession planning for the CEO and other executive officers.

The Nominating/Corporate Governance Committee operates under a written charter that is available on our website at http://investor.aam.com/index.cfm.

Selection Process for Director Nominees.  In consultation with the Chairman of the Board, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of the candidates, and considers questions of independence and possible conflicts of interest. Based on the Nominating/Corporate Governance Committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee then submits its recommendations for nominees for the Board’s approval.

Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director may be evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, the incumbent director’s meeting attendance record and contributions to the activities of the Board.

The Nominating/Corporate Governance Committee considers recommendations of potential candidates from the current directors of our Board, our CEO and our stockholders.

Director Qualifications.  AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the AAM Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	High ethical character and shared values with AAM;
•	Loyalty to AAM and concern for its success and welfare;
•	High-level leadership experience and achievement at a policy-making level in business or in educational or professional activities;

•	Knowledge of issues affecting AAM;
•	The ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;
•	Willingness to apply sound, independent business judgment;
•	Awareness of a director’s vital role in AAM’s good corporate citizenship and corporate image; and
•	Sufficient time and availability to effectively carry out a director’s duties.

For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described below in Other Matters, Stockholder Proposals for 2009 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria as it uses in evaluating director candidates recommended by our Board members or CEO.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership in 2007 table.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership in 2007 table.

PROPOSAL NO. 2: APPROVAL OF 2008 LONG-TERM INCENTIVE PLAN

On January 31, 2008, the Board adopted the American Axle & Manufacturing 2008 Long-Term Incentive Plan (the “LTIP”), subject to the approval of stockholders at the annual meeting. The LTIP was adopted for two reasons. First, the LTIP will provide eligible individuals with opportunities to obtain a proprietary interest in AAM through the grant of equity-based awards, which will provide participants with incentives to contribute to AAM’s long-term growth and profitability. Second, the LTIP will assist AAM in attracting, retaining, and motivating highly qualified individuals who are in a position to make significant contributions to AAM.

We believe that the approval of the LTIP is essential to AAM’s continued success and that the awards provided under the LTIP are vital to our ability to attract and retain the highly skilled individuals who work for AAM and serve on the Board. The LTIP is intended to replace AAM’s current 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (as amended and restated) (the “Prior Plan”). Upon approval of the LTIP, no further awards will be granted under the Prior Plan. As described in greater detail below, a maximum of 5,000,000 shares will be available for issuance under the LTIP, plus any shares that are available (or become available) for issuance under the Prior Plan.

The following description is qualified by and should be read in conjunction with the full text of the LTIP. The text of the LTIP appears at the end of this Proxy Statement as Appendix A. On March 18, 2008, the closing market price of our common stock was $22.11 per share.

Summary of the 2008 LTIP

Administration	In general, the Compensation Committee will administer the LTIP. The Compensation Committee will determine who will be granted awards, the terms and conditions of awards and the number of shares subject to or the amount payable under an award. The Compensation Committee will have full authority to construe and interpret the plan and to make all other determinations necessary to implement the plan.

Eligible Individuals	The officers, executives and other key employees, directors and non-employee directors of AAM or any parent or subsidiary of AAM will be eligible to be granted awards under the LTIP. At March 18, 2008, there were approximately 500 individuals who were eligible to receive LTIP awards.

Number of Shares Available for Issuance	The maximum aggregate number of shares of AAM common stock that may be issued under the LTIP is 5,000,000, plus any shares that are available for issuance under the Prior Plan, or that become available for issuance upon cancellation or expiration of awards granted under the Prior Plan that have not been exercised or settled. Shares issued under the LTIP may be authorized and unissued shares or may be issued shares that have been reacquired by AAM.

Shares covered by awards granted under the LTIP that are forfeited or cancelled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-share consideration, the shares subject to the award will become available for issuance pursuant to a new award. Shares that are tendered or withheld to pay the exercise price of an award will also be available for issuance pursuant to a new award.

Types of Awards; Limits	The Compensation Committee may grant the following types of awards under the LTIP: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance stock units; performance awards; and other awards based on, or related to, shares of AAM common stock. However, the LTIP contains various limits with respect to the types of awards, as follows:

• the maximum number of shares that may be issued pursuant to options and stock appreciation rights granted to any eligible individual in any calendar year is 1,500,000 shares; and

• the maximum amount of other awards (other than options and stock appreciation rights) that may be awarded to any eligible individual in any calendar year is $5,000,000 measured as of the date of grant (with respect to awards denominated in cash) and 500,000 shares measured as of the date of grant (with respect to awards denominated in shares).

Stock Options. A stock option is the right to acquire shares of AAM common stock at a fixed exercise price for a fixed period of time. The exercise price is set by the Compensation Committee but cannot be less than 100% of the fair market value of AAM common stock on the date of grant. The only exception is for options granted in substitution for options held by employees of companies that AAM acquires. In that case, the exercise price generally preserves the economic value of the options granted to the acquired employee by the acquired company. The term of a stock option may not exceed ten years.

The Compensation Committee may grant either incentive stock options or nonqualified stock options. As described in detail below, incentive stock options entitle the participant, but not AAM, to preferential tax treatment. The Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, shares, a combination of cash and shares, through net settlement (meaning AAM withholds shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Compensation Committee, including cashless exercise, a procedure whereby vested shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to AAM to pay the exercise price.

Stock Appreciation Rights. Stock appreciation rights are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of shares for which the stock appreciation right is exercised over the grant price. The grant price is set by the Compensation Committee, but cannot be less than 100% of the fair market value of AAM common stock on the date of grant. The only exception is for stock appreciation rights granted in substitution for stock appreciation rights held by employees of companies that AAM acquires. In that case, the exercise price generally preserves the economic value of the stock appreciation rights granted to the acquired employee by the acquired company.

Payment to the participant on exercise may be made in cash or shares, as determined by the Compensation Committee. If the Compensation Committee determines at the time of grant that a stock appreciation right may be settled only in shares, the term may not exceed ten years. The Compensation Committee may grant stock appreciation rights in tandem with an option. If stock appreciation rights are granted in tandem with an option, the stock appreciation rights and the option will have the same exercise price and the same term and will cover the same number of shares. The employee may exercise either the option or the tandem stock appreciation rights, except that the number of shares exercised under one award will be cancelled under the other award.

Restricted Stock. Restricted stock awards are shares of AAM common stock that are subject to cancellation, restrictions, and vesting conditions, as determined by the Compensation Committee. The shares may be either granted or sold to the participant.

Restricted Stock Units. Restricted stock units entitle a participant to receive one or more shares of AAM common stock in the future upon satisfaction of vesting conditions determined by the Compensation Committee. The Compensation Committee determines whether restricted stock units will be settled through the delivery of shares, cash of equivalent value, or a combination of shares and cash.

Performance Stock, Performance Stock Units and Performance Awards. Performance stock and performance stock units entitle a participant to a target number of shares if specified performance targets are achieved during a specified performance period. Likewise, performance awards entitle a participant to receive a cash target payment if specified performance targets are achieved during a specified performance period. The Compensation Committee sets the performance targets and performance period at the date of grant. Performance stock and performance units are settled through the delivery of shares of AAM common stock, cash of equivalent value, or a combination of shares and cash. Performance awards are paid in cash.

Other Awards. The Compensation Committee also may grant other forms of awards that generally are based on the value of shares of AAM common stock. These other awards may provide for cash payments based in whole or in part on the value or future value of shares, may provide for the future delivery of shares to the participant, or may provide for a combination of cash payments and future delivery of shares.

Section 162(m) Performance-Based Awards. The Compensation Committee may determine whether any award is a “performance-based” award for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any awards designated to be performance-based compensation will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate: consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income or net income as a percentage of sales; operating income; earnings per share; book value per share; return on shareholders’ equity; total shareholder return; expense management; asset turns, inventory turns or fixed asset turns; return on assets; return on capital or return on invested capital; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; stock price; market share; revenues or sales; costs; cash flow or free cash flow or operating cash flow; and working capital. The criteria will be determined in accordance with generally accepted accounting principles, or derived from financial statements prepared in accordance with generally accepted accounting principles, consistently applied on a business unit, subsidiary or consolidated basis.

The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit. Performance goals may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time. Performance goals may also be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit), or relative to selected peer companies or a market index.

Performance goals for an award will generally be established by the Compensation Committee within 90 days following the commencement of the performance period and the Compensation Committee will certify the attainment of the performance goals at the end of the performance period. Unless otherwise provided in an award agreement, the Compensation Committee may reduce the amount payable under a performance-based award even if the performance objectives are satisfied.

However, the payment amount may not be increased and it may not exceed the award limits described above.

Amendment and Termination; Term	Generally, the Board may terminate, amend, modify, or suspend the LTIP at any time. AAM must obtain stockholder approval of any termination, amendment, modification, or suspension if required by applicable law or NYSE rule. Subject to limited exceptions, no termination, amendment, modification, or suspension may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent. Unless terminated earlier, the LTIP will expire in 2018, on the tenth anniversary of the effective date, and no additional awards may be granted after this date.

Change in Control	In the event of a change of control of AAM, the Compensation Committee may take steps it considers appropriate, including accelerating vesting, modifying an award to reflect the change of control, or providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the change of control and the exercise price. Generally, unless the Compensation Committee determines otherwise at the time of grant, the treatment of awards on a change of control is as follows:

• options and stock appreciation rights immediately vest in full and remain exercisable until the fifth anniversary of the participant’s termination of employment (or, if earlier, the expiration of the term of the award);

• restrictions imposed on restricted stock and restricted stock units immediately lapse;

• the performance goals with respect to performance stock, performance stock units, and performance awards, or other awards that vest upon satisfaction of performance objectives are deemed attained at target levels; and

• the vesting of all other awards that are denominated in shares is accelerated.

Under this definition in the LTIP, the following events generally result in a change of control:

• individual or entity acquires at least 20% of the voting power of AAM;
• a majority of AAM directors are replaced by directors not approved by the Board;
• there is a merger or consolidation of AAM that results in new stockholders having at least 49% of the voting power of AAM;
• there is a sale of 51% or more of AAM’s assets; or
• there is a liquidation or dissolution of AAM.

Under the Prior Plan, a change in control would require that one individual or entity acquire more than 50% of the voting power of AAM.

Other Provisions	Dividends and Dividend Equivalents. The Compensation Committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. The dividends or interest may be paid currently or may be deemed to have been reinvested in shares. No dividends or dividend equivalents may be paid with respect to options or stock appreciation rights.

Deferrals. The Compensation Committee may permit participants to defer the payment or settlement of an award to one or more dates selected by the participant.

Repricing of Options and Stock Appreciation Rights. Options and stock appreciation rights may not be repriced. For these purposes, to reprice an award means (i) to reduce the exercise or grant price, or (ii) to grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

Adjustments or Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, liquidation, merger or other corporate event affecting the shares of AAM common stock, the aggregate number of shares available for issuance under the LTIP, the various LTIP limits, and the number of shares subject to, and the exercise or grant price of, outstanding awards will be appropriately adjusted by the Compensation Committee.

Limited Transferability. Generally, an award may only be transferred upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and, except for incentive stock options, pursuant to a domestic relations order. The Compensation Committee also may permit limited transferability, generally to a participant’s family member, a trust for the benefit of a family member, or a charitable organization.

New Plan Benefits

The number of options, restricted shares or other awards that an individual may receive under the LTIP is in the discretion of the Compensation Committee and cannot be determined in advance. As of the date of this Proxy Statement, no awards have been granted under the LTIP. The following table shows the awards granted under the Prior Plan during the 2007 fiscal year to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all other employees who are not executive officers:

			Performance
			Accelerated
	Stock Options		Restricted Stock		Restricted Stock Units
	Exercise	Shares
	Price	Underlying	Dollar		Dollar
	per Share	Stock Options	Value(1)	Shares	Value(2)	Units
Name and Position	($)	(#)	($)	(#)	($)	(#)

Richard E. Dauch Co-Founder, Chairman & Chief Executive Officer	26.02	150,000	1,389,962	53,419	926,624	35,612
Michael K. Simonte Group Vice President — Finance & Chief Financial Officer	26.02	10,000	93,672	3,600	62,448	2,400
Yogendra N. Rahangdale Vice Chairman & Chief Technology Officer	26.02	40,000	374,688	14,400	249,792	9,600
David C. Dauch Executive Vice President & Chief Operating Officer	26.02	13,000	117,090	4,500	78,060	3,000
Patrick S. Lancaster Vice President, Chief Administrative Officer & Secretary	26.02	9,500	85,866	3,300	57,244	2,200
Executive officers	26.02	296,000	3,206,158	123,219	1,826,916	70,212
Directors (other than executive officers)	—	—	—	—	501,072	17,600
Employees (other than executive officers)(3)	26.02	39,500	17,205,725	661,250	239,384	9,200

(1)	Based on the closing market price of our common stock on March 14, 2007 of $26.02 per share.

(2)	For executive officers, based on the closing market price of our common stock on March 14, 2007 of $26.02 per share. For directors, based on the closing market price of our common stock on April 26, 2007 of $28.47 per share.

(3)	Includes awards of stock options, restricted stock units and performance accelerated restricted stock made to individuals who were executive officers on the grant date.

U.S. Federal Income Tax Consequences

Nonqualified Stock Options and Stock Appreciation Rights.  The grant of a nonqualified stock option or stock appreciation right will not result in taxable income to the participant or a deduction to the Company. Upon exercise, the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise or grant price, and the Company will generally be entitled to a deduction in that amount. Upon subsequent sale of the acquired shares, any additional gain or loss will be capital gain or loss (either long-term or short-term, depending on the holding period of the shares).

Incentive Stock Options.  A participant will not recognize taxable income, and the Company will not be entitled to a deduction, when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant holds the shares acquired on exercise for more than two years following the date of grant and more than one year after the date of exercise of the option, the difference between the sale price and exercise price will be taxed to the participant as long-term capital gain or loss and no deduction will be allowed to the Company. If the participant sells the acquired shares before the end of the holding period, he or she will generally recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date minus the exercise price of the option, and a corresponding deduction will be allowed to the Company.

Restricted Stock, Restricted Stock Units, Performance Stock, Performance Stock Units and Performance Awards.  Except as described below, a participant will not recognize taxable income, and the Company will not be entitled to a deduction, when a grant of restricted stock, restricted stock units, performance stock, performance stock units, or performance awards is made. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid for the award, and the Company will receive a deduction in that amount. If the participant receives shares under the award, any subsequent gain or loss will be capital gain or loss (either long-term or short-term, depending on the holding period of the shares). For restricted stock and performance stock, the participant may elect to be taxed at the time of grant and the long-term capital gains holding period will begin on the date of grant.

Section 162(m).  AAM generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers and, under Section 162(m) of the Code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000. AAM may preserve the deductibility of compensation over $1,000,000 if certain conditions are met. These conditions include stockholder approval of the LTIP, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award will be paid or vest. As described above, the LTIP has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m) and to exclude the value of these awards from the $1,000,000 calculation.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

The following table summarizes information as of December 31, 2007 relating to our equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units and other rights to acquire shares of our common stock may be made from time to time.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of		Number of securities
	securities to be		remaining available
	issued upon		for future issuance
	exercise of	Weighted-average	under equity
	outstanding	exercise price of	compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	6,077,708	$24.16	2,543,800

Equity compensation plans not approved by security holders	—	—	—

Total	6,077,708	$24.16	2,543,800

Your Board unanimously recommends that you vote FOR approval of the 2008 American Axle & Manufacturing Long-Term Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

Our executives showed proactive leadership in returning AAM to profitability in 2007 as AAM continued to resize, restructure and recover from the rapid and unprecedented structural transformation of the highly competitive U.S. domestic automotive industry. Among AAM’s accomplishments in 2007, we significantly improved cash flow, reduced net debt levels, rationalized installed production capacity, accelerated growth in our foreign operations, expanded our customer base, enhanced our product portfolio and continued improvement in measurable quality, warranty, delivery and launch performance for our customers.

Global competition, combined with increased manufacturing costs and other factors, have put significant financial pressure on the U.S. domestic automotive industry. In this context, many automotive suppliers filed for bankruptcy protection over the past few years. Like many of our competitors and other automotive suppliers in the U.S., we have undertaken wide-scale restructuring actions to reduce costs. Our strong executive leadership is critical to our progress relating to these restructuring efforts in the U.S. and to the continued execution of our operational and strategic objectives in coming years.

Our restructuring efforts in the U.S. are focused on establishing a market competitive cost structure. AAM and the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) are currently negotiating a labor agreement that will cover approximately 3,650 associates at five facilities in the U.S. Due to the significance of these negotiations to AAM, we have postponed many of the regular compensation actions relating to our executive officers, pending the conclusion of our current contract negotiations with the UAW. Specifically, we have postponed consideration of the 2007 annual bonus payments for our executive officers. As a result, in determining the amounts of the payments, we will be able to take into account the results of our negotiations with the UAW, as well as factors relating to performance for 2007. We have also postponed consideration of long-term incentive awards and annual salary adjustments for our executive officers for 2008.

Executive Compensation Objectives

Our executive compensation programs reflect our results-oriented corporate culture that rewards achievement of aggressive goals. Our compensation program for executive officers is designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance stockholder value.

The following principles are considered in setting compensation programs and pay levels:

•	Compensation and benefit programs offered by AAM should appropriately reflect the size and financial resources of our Company in order to maintain long-term viability. These programs should be increasingly market-based (rather than legacy) and competitive, without limiting our ability to adequately invest in our business. This approach supports our efforts to maintain a viable, profitable and sustainable enterprise for the future as we develop and expand our global footprint.

•	Compensation should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional Company and individual performance as compared to companies in our competitor peer group and others with whom we compete for executive talent. As associates progress to higher levels in the Company and assume key leadership positions, a greater portion of their compensation should be linked to Company performance and stockholder returns. As discussed below, Company performance is measured against financial and operational objectives and stockholder return.

•	Compensation should foster the long-term focus required for success in the global automotive industry. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders. Executives at higher levels in our Company should have a greater proportion of their compensation tied to longer-term performance because they are in a better position to influence longer-term results. This approach supports strategic decision-making and actions that will serve the long-term interest of AAM and aligns the interests of executive officers and stockholders.

•	Executive officers should be AAM stockholders. Stock ownership aligns our executive officers’ interests with those of our stockholders. They should be required to maintain ownership of AAM stock at a level appropriate for their position in the Company. AAM’s long-term equity-based compensation program should facilitate stock ownership and link a portion of compensation to stock price appreciation.

•	The objectives of rewarding performance and retention should be balanced. In periods of temporary downturns in Company performance, particularly when driven by unanticipated industry events or customer decisions, our compensation programs should continue to ensure that high-achieving, marketable executives remain motivated and committed to AAM. This principle is essential to our effort to encourage our strongest leaders to remain with AAM for long and productive careers.

•	Compensation and benefit programs for executive officers should be fair in consideration of each executive’s level of responsibility and contribution to AAM. While individual pay levels and benefit packages will reflect differences in job responsibilities, geography and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the Company.

Competitive Compensation

Among other factors, we generally consider the competitive market in which we compete for executive officer talent in determining compensation. In July 2007, the Compensation Committee engaged Towers Perrin to review the competitiveness of compensation levels of 13 AAM executive officer positions (including our named executive officers other than the CEO). Towers Perrin’s review included an analysis of base salary, annual cash incentives and long-term incentives (total direct compensation) and perquisites offered by companies in a designated comparison group. The purpose of Towers Perrin’s review was to provide information that we may use in making compensation decisions for these executive officers in future years and in paying compensation to these executive officers that is competitive with market rates.

With input from management, Towers Perrin identified a comparison group of 35 broad industrial manufacturing companies, including seven automotive suppliers, from Tower Perrin’s 2007 Executive Compensation Database, for consideration by the Compensation Committee. The comparison group was selected to be representative of a broad industrial sector in which AAM competes for executive talent. The following companies were included:

A.O. Smith Corp.
ArvinMeritor, Inc.
Ball Corp.
Brady Corp.
Cameron International Corp.
Cooper Tire & Rubber Co.
Donaldson Company, Inc.
Dresser-Rand Group Inc.
Fleetwood Enterprises, Inc.
Flowserve Corp.
Harley-Davidson, Inc.
Harsco Corp.	Hayes Lemmerz International, Inc.
HNI Corp.
IDEX Corp.
Johnson Controls, Inc.
Kennametal Inc.
Lear Corp.
MeadWestvaco Corp.
Monaco Coach Corp.
MSC Industrial Direct Co., Inc.
Navistar International Corp.
Owens-Illinois, Inc.
Rockwell Automation, Inc.	Sonoco Products Co.
Steelcase Inc.
Thomas & Betts Corp.
The Timken Company
The Toro Company
Trinity Industries, Inc.
USG Corp.
Valmont Industries, Inc.
Visteon Corp.
W.W. Grainger, Inc.
Whirlpool Corp.

Towers Perrin’s review indicated that AAM’s executive officers (other than the CEO) had total direct compensation in 2007 (consisting of base salary, target annual incentive and grant value of long-term incentive awards) that was, on average, significantly below the median of the comparison group. In addition, Towers Perrin found that base salaries for a number of our executive officers were not competitive with salaries paid for comparable positions at companies in the comparison group. Taking this into account, the Compensation Committee increased base salaries for Mr. Simonte, Mr. Rahangdale and Mr. D.C. Dauch by 12.3, 7.4 and 9.9 percent, respectively, in 2007.

Performance Considerations

A substantial amount of total direct compensation for our executive officers is at-risk, linking compensation to Company performance and stockholder returns. This design feature creates strong incentives for high levels of performance and for our executives to make a significant contribution to AAM.

As described below, we pay annual cash incentives to our named executive officers (other than the CEO) that are contingent on AAM’s achievement of net income as a percentage of sales, after-tax return on invested capital (ROIC) and net operating cash flow. Target performance levels under these measures are set by reference to the Company’s annual budget or are based on a review of the performance of the companies in our competitor peer group in prior years. In addition, the Compensation Committee intends to consider the results of our contract negotiations with the UAW, as described above, among the other performance factors to be taken into account in determining annual bonus payments for 2007.

Beginning in 2008, performance under long-term cash performance awards for our executive officers will be based on our relative total stockholder return, determined by reference to the total stockholder return for the companies in our competitor peer group during the performance period.

The following companies are included in our competitor peer group:

ArvinMeritor, Inc. Autoliv, Inc. BorgWarner, Inc. Dana Corporation	Delphi Corporation Dura Automotive Systems, Inc. Lear Corporation	Magna International, Inc. Tenneco Automotive, Inc. Visteon Corporation

In addition, evaluations of individual performance, among other factors, affect the amount of the annual bonus payments approved under our Incentive Compensation Plan for Executive Officers. These factors are also taken into account each year when considering adjustments to base salaries and in determining the total grant value of long-term incentive awards. The Compensation Committee considers the CEO’s recommendation in approving these items and gives considerable weight to the CEO’s evaluation of executive officers due to his direct knowledge of each executive officer’s performance and contributions. Generally, the factors considered by the CEO include the individual’s job responsibilities and experience, time in position and potential for development, as well as the financial and operational performance of activities under the executive officer’s control and the financial performance of the Company. To a significant extent, the CEO’s recommendations reflect his discretion and judgment. No formal weightings are assigned to the particular factors that he considers in evaluating the executive officers in any year.

Elements of Compensation

The principal elements of compensation for our executive officers are:

•	base salary;
•	annual cash incentive;
•	long-term equity-based incentives; and
•	benefits and perquisites.

There is no particular target proportion among these elements. Although all executive officers are eligible to participate in essentially the same compensation and benefit programs offered by AAM, our CEO’s compensation is generally governed by his employment agreement. The terms of Mr. R.E. Dauch’s employment agreement are described in Compensation of Co-Founder, Chairman & CEO and in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards table below.

Compensation of Named Executive Officers other than the CEO

The discussion below of the elements of compensation applies to our named executive officers, other than Mr. R.E. Dauch, our Co-Founder, Chairman & CEO. Mr. R.E. Dauch’s compensation is discussed separately in Compensation of Co-Founder, Chairman & CEO below.

Base Salary.  Base salary is a fixed element of cash compensation for executive officers. The Compensation Committee reviews and adjusts executive officers’ base salaries through AAM’s annual merit program, in conjunction with the annual review process, changes in responsibilities or changes in competitive market trends. Salary increases for executive officers are included in the budget for the annual merit program for all U.S. salaried associates.

Under the annual merit program, the Compensation Committee establishes an average merit percentage for base salary in the fourth quarter of each year to pay merit salary increases for U.S. salaried associates in the following year. In determining the average merit percentage for the upcoming year, the Compensation Committee considers compensation surveys by recognized independent consultants and professional organizations that project salary budget increases for salaried employees at comparable companies, including members of AAM’s competitor peer group and other automotive suppliers with operations in the U.S. The average merit percentage serves as a framework for determining the individual base salary adjustment to be applied to each associate’s base salary in the relevant year. In October 2007, to remain competitive with industry pay averages, the Compensation Committee approved an average merit percentage equivalent to a 3.5 percent base salary increase for all U.S. salaried associates in 2008.

Individual base salary adjustments for the named executive officers are approved by the Compensation Committee following review and consideration of the recommendations presented by the CEO. We intend to consider base salary increases for our named executive officers for 2008 following the conclusion of our contract negotiations with the UAW, as discussed above.

Annual Cash Incentive.  Annual incentive compensation is designed to align executive officer pay with AAM’s annual performance, measured by our achievement of financial targets established under our Incentive Compensation Plan for Executive Officers. All executive officers, other than the CEO, participate in this plan. Under this plan, cash incentive awards for the named executives are permitted to the extent the Company meets or exceeds performance goals set annually by the Compensation Committee. Individual awards may be adjusted by the Compensation Committee, based on the CEO’s recommendation and taking into account the performance factors described above.

The performance factors used to measure performance and calculate bonus awards are (1) net income as a percentage of sales, (2) after-tax return on invested capital (ROIC) and (3) net operating cash flow. As discussed below, reliance on these performance factors in determining annual cash incentive compensation awards for executive officers support the overall performance goals and long-term strategic direction of the Company and align the interests of management and our stockholders. The calculations based on our audited financial information of 2007 ROIC and net operating cash flow, both of which are non-GAAP financial measures, are set forth in Supplemental Financial Data below.

Net income as a percentage of sales is a key indicator of the Company’s financial and operational performance. ROIC is an important performance measure for us because it reflects how efficiently and effectively we deploy our capital, which is particularly important given the cost competitive, capital intensive nature of our industry. We believe that sustained returns on invested capital in excess of our Company’s cost of capital create value for our stockholders over the long-term. Net operating cash flow is also a relevant performance measure for us because it is commonly used by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders and is a general measure of financial health.

In the fourth quarter of each year, the Compensation Committee determines the weighting and award levels for each of the performance factors for the upcoming year in conjunction with the approval by the Board of the annual budget for the upcoming year. For each of the performance factors, the Compensation Committee establishes target and threshold levels of performance and then designs a formula scaled to performance that can be more or less than target. Performance above the target level may result in a higher payout, with a maximum payout for net operating cash flow of 120 percent. There is no established maximum for net income as a percentage of sales and ROIC.

Target and threshold performance levels for net income as a percentage of sales and ROIC are established based on a review of our competitor peer group benchmarks for the three most recently completed years. The target performance level for net income as a percentage of sales is established to meet the performance of the top one-third of our competitor peer group for the three most recently completed fiscal years. The target level of performance for ROIC is set with the objective of being at least 200 basis points higher than our competitor peer group average for the same period. The target level of performance for net operating cash flow is based on the Board approved annual budget for the upcoming year.

Our competitor peer group serves as the benchmark for setting the threshold and target performance levels for net income as a percentage of sales and ROIC, as we compete with these companies for capital and operate under similar business conditions. In determining threshold and target performance levels for the 2007 performance year, peers in bankruptcy and Dura Automotive Systems, Inc. were excluded from the competitor peer group averages. The Compensation Committee determined that the distressed financial performance of these companies during this time period skewed the benchmarking results. Excluding these companies from the competitor peer group averages resulted in an increase in the threshold and target performance levels.

The threshold, target and maximum levels of performance set by the Compensation Committee for the 2007 performance period are shown in the following table:

					Net Operating
	Net Income as a Percentage of Sales		ROIC		Cash Flow
	Performance	Payout	Performance	Payout	Performance	Payout

Threshold	1%	30%	4%	30%	$76 million	50%
Target	3%	100%	9%	100%	$152 million	100%
Maximum	>3%	>100%	>9%	>100%	$182 million	120%

In the first quarter of each year, the Compensation Committee meets to review the Company’s financial results for the previous year and determines the degree to which financial performance targets have been achieved. Our Incentive Compensation Plan for Executive Officers gives the Compensation Committee discretion to adjust the method of calculating the attainment of performance goals in recognition of (1) unanticipated special charges or gains, (2) unanticipated industry-wide factors affecting Company performance or (3) unanticipated customer decisions affecting Company performance. The Compensation Committee also has discretion to adjust any award (upward or downward) to reflect individual performance or special achievements.

In January 2008, the Compensation Committee reviewed 2007 Company performance for purposes of our Incentive Compensation Plan for Executive Officers and approved an adjustment for the following unanticipated special charges recorded in our 2007 consolidated financial statements:

•	Buffalo Separation Program. We recorded a special charge of $56.2 million for the postemployment costs related to a voluntary separation program offered to the hourly associates at our Buffalo Gear, Axle & Linkage facility in Buffalo, New York.
•	Asset impairments. We recorded an asset impairment charge of $11.6 million. The charge includes a $5.9 million reduction of the net book value of certain assets at our Buffalo Gear, Axle & Linkage facility in Buffalo, New York, which was production idled in the fourth quarter of 2007. This charge also includes a $5.7 million write-off of assets previously classified as held for sale.
•	Debt refinancing and redemption costs. We expensed $5.5 million of unamortized debt issuance costs and prepayment premiums related to the voluntary prepayment of our Term Loan due 2010.

With this adjustment taken into account, the achievement of ROIC and net operating cash flow goals were above target, net income as a percentage of sales was below target, and overall achievement based on our financial performance in 2007 was 104% of target. The Compensation Committee did not, however, approve the payment of annual bonuses on this basis and, as described above, postponed the consideration of the 2007 annual bonus payments for our executive officers, including the named executive officers. In determining the amount to be paid, the Compensation Committee intends to take into account the results of our contract negotiations with the UAW, together with the relevant performance considerations for 2007, as described above.

Long-Term Incentives.  Long-term incentive compensation is designed to:

•	align executive officer and stockholder interests;
•	facilitate stock ownership among executive officers;
•	reward achievement of long-term performance goals; and
•	provide incentives for executive retention.

In July 2007, the Compensation Committee engaged Towers Perrin to review AAM’s long-term incentive program for executive officers (excluding the CEO) and to recommend a strategy consistent with AAM’s compensation philosophies and objectives. As part of this review, Towers Perrin analyzed historical and current market long-term incentive grant practices and trends based on Towers Perrin’s 2002 and 2007 Long-Term Incentive Plan Reports and their analysis of Fortune 500 long-term incentive practices and trends. In addition, based on data from Towers Perrin’s 2007 Executive Compensation Database, Towers Perrin found that target long-term incentive award opportunities for our executive officers, on average, were not competitive with market rates. Taking into account input from senior management concerning the Company’s business objectives and plan design, Towers Perrin recommended a long-term incentive grant strategy based on a value and mix of award vehicles, including potential performance criteria and targets, that is consistent with market practices and trends.

The Compensation Committee considered the results of Towers Perrin’s analysis and the recommendations of Towers Perrin and senior management in approving a long-term incentive grant strategy for implementation in 2008. Under the approach approved by the Committee, executive officers would receive annually a combination of restricted stock, performance awards and stock options with a total award value to be established prior to the time of grant. Each component of the annual award is discussed in greater detail below.

Restricted stock.  Fifty-percent of the total award value generally would be in the form of restricted stock vesting in full on the third anniversary of the date of grant. Emphasizing retention, these awards require continued service with AAM during the vesting period. Restricted stock has value tied to share price at the time of vesting aligning the interests of our executives with those of our stockholders. Restricted stock also facilitates stock ownership and consists of issued and outstanding shares of common stock, with dividend and voting rights from the date of grant. Executives age 60 and over at the time of grant would receive additional restricted stock in lieu of a grant of performance awards described below. Restricted stock awarded to this group would vest in three approximately equal installments on the first, second and third anniversaries of the grant date.

Performance Awards.  Twenty-five percent of the executive’s award value would generally be in the form of performance awards, representing the right to a payment in cash based on our total shareholder return (TSR), relative to our competitor peer group, over a three-year performance period. Performance awards are designed to tie long-term incentive pay of executive officers more directly with long-term Company performance. We chose relative TSR as the measure of Company performance in order to motivate our executive officers to build long-term value for our stockholders above that of our competitor peer group. In addition, these awards emphasize retention, as they require continued service with AAM during the three-year performance period. Performance awards also are payable in cash rather than shares minimizing the dilution of stockholder interests. Executives age 60 and over at the time of grant would receive, in lieu of a grant of performance awards, an equivalent value in restricted stock.

The actual value realized under performance awards is equal to a percentage of the target payout based on relative TSR during the performance period. Following are the threshold, target and maximum levels of performance attainment and the related target level payouts:

	Total	Target
	Shareholder Return	Level Payout

Threshold	35th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%

Payout levels are linearly interpolated between percentiles. No performance awards may be earned unless relative TSR is at or above the threshold level of performance. If the Company’s TSR is negative over the three-year performance period, the maximum earned award would be 100% of the target award. TSR is measured for the Company and for each of the competitor peer group companies over the performance period and is defined as the cumulative appreciation (assuming reinvestment of dividends) of an investment in common stock.

Stock options.  Twenty-five percent of the total award value for each executive officer would be in the form of stock options vesting in three approximately equal installments on the first, second and third anniversaries of the grant date, Stock options align the interests of our executive officers and our stockholders as stock options only have value to the extent the price of our common stock on the exercise date exceeds the option grant price. We believe that stock options continue to provide motivation for our executive officers to focus on long-term stockholder value.

Each year, the Compensation Committee establishes guidelines for the target grant value of the long-term incentive awards to be made to executive officers other than the CEO and approves a total grant value for each executive officer based on the CEO’s recommendation for the year. In making his recommendations, the CEO considers, among other things, the executives’ level of responsibility and performance, market practices and trends, and the shares available under our Stock Incentive Plan. As discussed above, consideration of the actual long-term incentive awards to be made to our executive officers, including our named executive officers, for 2008 was postponed pending the conclusion of our contract negotiations with the UAW.

Equity Grant Practices.  AAM generally makes grants to its executive officers and other executives on an annual basis, subject to the approval of the Compensation Committee. Historically, grants have been made in the first quarter of each year to coincide with the communication to executive officers of their annual cash incentive awards for the previous year’s performance. This timing increases the impact of the awards by strengthening the link between pay and performance. AAM does not and has never permitted backdating, spring loading or other timing of option grants with the release of material, non-public information.

Benefits.  Our executive officers participate in the full range of benefits and retirement plans provided to U.S. salaried associates generally. We target our overall benefits package to be competitive with that of our competitor peer group and other companies with which we compete for associates.

The most senior executives of AAM, a group of approximately 50 individuals (including executive officers), participate in a program of supplemental benefits specific to this group. We provide these senior executives with supplemental life, supplemental disability, umbrella liability and travel accident insurance benefits. The benefits provided in this program are designed, in the aggregate, to be competitive with those provided to executives in comparable positions at companies in our competitor peer group.

Executive officers are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plan. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pre-tax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.

Perquisites.  AAM provides a limited number of perquisites for senior executives, including executive officers, which are described in the footnotes to the Summary Compensation Table. The most significant perquisite we provide is the use of a Company-provided vehicle that has substantial AAM content. This perquisite is common among automotive suppliers.

In connection with the review of executive officer compensation levels in 2007, Towers Perrin compared AAM’s perquisite offerings for executive officers against the companies in the comparison group for which current information was available. Towers Perrin reported that AAM’s perquisite offerings, while competitive, are on the lower end of the range at companies in the comparison group and recommended continuance of the current offerings. Taking into account Towers Perrin’s analysis, the Compensation Committee did not make any changes in 2007 to the perquisites offered by AAM.

AAM has never owned corporate aircraft and does not provide leased aircraft for personal use.

AAM does not pay for country club memberships.

Compensation of Co-Founder, Chairman & CEO

Mr. R.E. Dauch’s compensation is governed by an employment agreement that is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards table below. The CEO’s compensation arrangements are structured in consideration of the breadth of responsibilities for the entire Company, his experience in the automotive industry and his extraordinary value of leadership and service to AAM since he co-founded the Company in 1994. As discussed above, consideration of Mr. R.E. Dauch’s 2007 bonus and salary adjustment for 2008 was postponed pending the resolution of our contract negotiations with the UAW. We also postponed the annual grant of equity awards under his employment agreement for 2008.

The primary elements of the CEO’s compensation are: (1) base salary; (2) annual cash bonus; (3) long-term equity-based incentives; and (4) benefits and perquisites.

Base Salary.  Base salary is determined by the Compensation Committee as part of our annual compensation review process. Annual adjustments to base salary are made at the discretion of the Compensation Committee in consideration of Company performance and Mr. R.E. Dauch’s achievements as CEO. The specific factors considered may differ from year to year. Base salary for 2007 and 2006 is shown in the Summary Compensation Table.

Annual Cash Bonus.  Mr. R.E. Dauch is eligible for an annual cash bonus as described in his employment agreement. See Narrative to Summary Compensation Table and Grants of Plan-Based

Awards table below. As described in his employment agreement, the annual cash bonus is based on the Compensation Committee’s assessment of Company performance as compared to that of our competitor peer group. The Compensation Committee may use discretion and consider other factors in determining Mr. R.E. Dauch’s annual cash award. The specific factors may differ from year to year. The annual cash bonus earned in 2007 and 2006 is shown in the Summary Compensation Table.

Long-Term Incentives.  Mr. R.E. Dauch’s employment agreement was amended in 2008 to change the form of the annual equity award to be granted to Mr. R.E. Dauch from stock options to a mix of stock options and restricted stock. Under his amended employment agreement, Mr. R.E. Dauch is entitled to receive, each year, an award of 150,000 stock options and an award of restricted shares equal to the value of the option award. The terms of these awards are the same as those granted to other executive officers as described in Long-Term Incentives above. From 2005 through 2007, the Compensation Committee granted Mr. R.E. Dauch an annual combined award of stock options, PARS and RSUs. The terms of these awards are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards table.

Benefits and Perquisites.  Mr. R.E. Dauch participates in the same benefit programs provided for other senior executives, including executive officers. In addition, under his employment agreement, AAM provides Mr. R.E. Dauch with the use of an additional Company vehicle and reimburses him for premiums under a $5,000,000 life insurance policy. The Company will also provide him postretirement health care benefits upon expiration of his employment agreement on December 31, 2009. Perquisites provided to the CEO in 2007 and 2006 are reported in the Summary Compensation Table.

Management’s Stock Ownership Requirements

The Compensation Committee established stock ownership requirements for executive officers in October 2004. Based on the market value of our common stock, ownership requirements are determined as a multiple of each executive officer’s base salary.

Multiple of
Position	Base Salary

Co-Founder, Chairman & CEO	5
President; Vice Chairman	3
Executive Vice President; Group Vice President	2
Vice President	1

Stock ownership levels must be attained within five years from October 2004 or, for new appointments of executive officers, within five years from the date of becoming an officer or assuming a new officer position. If compliance is not achieved in five years, 50 percent of an executive officer’s annual cash incentive award will be awarded as restricted stock until the applicable level is attained. Ownership requirements must be maintained until retirement. Shares owned directly (including restricted stock) or through AAM’s Salaried Savings Plan are considered in determining stock ownership levels. Unexercised stock options and RSUs are not considered in determining stock ownership levels for executive officers.

Our Co-Founder, Chairman & CEO’s stock ownership exceeds the requirements for his position.

All other executive officers have met or are on target to meet the stock ownership requirements for their positions.

Federal Income Tax Considerations

Deductibility of Executive Compensation.  In general, the compensation awarded to our named executive officers will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code (Code) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the CEO or to any of the other named executive officers other than the CFO. The portion of the compensation in excess $1 million that we paid to our CEO in 2007 was not deductible for federal income tax purposes. Section 162(m) did not affect our ability to take a tax deduction for compensation paid to any of our other named executive officers in 2007.

We design our stock options and our cash performance awards so that the amount realized by the executive on exercise or payment will not be subject to the $1 million limitation under Section 162(m). Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility. We reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Section 280G.  Under our continuity agreements with named executive officers, discussed below, they are entitled to a gross-up payment for excise tax resulting from a change in control under Section 4999 of the Code. This is to ensure that the named executive officer receives the same net after-tax payment that he would have received had no excise tax been imposed, subject to certain limitations. If a named executive officer’s change in control benefits exceed the safe harbor amount (i.e., three times the historical five-year Form W-2 average) by greater than 10 percent, he will be entitled to a gross-up payment for the additional excise tax. If, however, the change in control benefits are less than or equal to 10 percent of the safe harbor amount, then the named executive officer’s benefit will be reduced until the sum of the payments equals the maximum amount that may be paid to him without the imposition of the excise tax.

Change-In-Control Payments and Benefits

Primarily as a protection for our senior management, and in order that they may remain focused on the management of the Company’s business in the event of a pending change in control, we have entered into continuity agreements with executive officers, including the named executive officers. These continuity agreements are described in Potential Payments Upon Termination or Change in Control below. Generally, the agreements provide enhanced severance benefits for executives if they terminate employment in specified circumstances following a change in control. Additionally, stock options and other equity awards granted to our executive officers vest upon the occurrence of a change in control, further aligning executives with shareholders.

Annually, the Compensation Committee reviews “tally sheets” for the named executive officers for purposes of reviewing total compensation and considering potential payments to executive officers upon termination of employment or a change in control. The elements and calculations reviewed are substantially similar to the information provided in the tabular disclosure for each named executive officer in Potential Payments Upon Termination or Change in Control below. The Compensation Committee did not recommend or approve changes to our named executive officers’ compensation based on its review of this information in October 2007 and continues to believe that the amounts payable in the event of a change in control are appropriate.

SUPPLEMENTAL FINANCIAL DATA

The following supplemental financial data presented for the years ended December 31, 2007 and 2006 are the unadjusted calculations for two of the three performance factors (ROIC and net operating cash flow) under our Incentive Compensation Plan for Executive Officers. These performance factors are non-GAAP (generally accepted accounting principles) financial measures, which are intended to facilitate analysis of our business and operating performance. This information is not and should not be viewed as a substitute for financial measures determined under GAAP. Other companies may calculate these non-GAAP financial measures differently.

After-Tax Return on Invested Capital (ROIC)

	2007	2006
	(Dollars in millions)

Net income (loss)	$37.0	$(222.5)
Add: After-tax net interest expense(1)	48.0	24.5

After-tax return	85.0	(198.0)

Net debt(2)	514.5	658.7
Add: Stockholders’ equity	890.7	813.7

Invested capital
End of year	1,405.2	1,472.4
Beginning of year	1,472.4	1,480.3

Average invested capital(3)	1,438.8	1,476.4
After-tax ROIC(4)	5.9%	(13.4%)

(1)	After-tax net interest expense is equal to tax effecting net interest expense by the applicable effective income tax rate (excluding one-time items).

(2)	Net debt is equal to total debt less cash and cash equivalents as reconciled as follows:

	2007	2006
	(Dollars in millions)

Total debt	$858.1	$672.2
Less: Cash and cash equivalents	343.6	13.5

Net debt	$514.5	$658.7

(3)	Average invested capital is equal to the average of beginning and ending invested capital.

(4)	After-tax ROIC is equal to after-tax return divided by average invested capital.

Net Operating Cash Flow

	2007	2006
	(Dollars in millions)

Net cash provided by operating activities	$367.9	$185.7
Less: Purchases of property, plant and equipment	186.5	286.6

Net operating cash flow	$181.4	$(100.9)

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman
John A. Casesa
Elizabeth A. Chappell
Thomas K. Walker

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers (Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer, Michael K. Simonte, Group Vice President — Finance & Chief Financial Officer, Yogendra N. Rahangdale, Vice Chairman & Chief Technology Officer, David C. Dauch, Executive Vice President & Chief Operating Officer and Patrick S. Lancaster, Vice President, Chief Administrative Officer & Secretary) for the fiscal years ended December 31, 2007 and December 31, 2006.

Change in
Pension Value
and
Nonqualified
								Deferred	All Other
				Stock		Option		Compensation	Compen-
Name and		Salary	Bonus(1)	Awards(2)		Awards(3)		Earnings(5)	sation(6)	Total
Principal Position	Year	($)	($)	($)		($)		($)	($)	($)

Richard E. Dauch
Co-Founder, Chairman	2007	1,473,336	—	5,597,764	(4)	2,401,038	(4)	608,372	94,684	10,175,194
& Chief Executive	2006	1,344,164	3,900,000	2,566,059		210,979		1,209,400	85,640	9,316,242
Officer
Michael K. Simonte Group Vice President — Finance & Chief Financial Officer	2007 2006	242,862 230,000	— 125,000	93,069 70,609		47,138 14,065		88,404 14,280	39,768 25,028	511,241 478,982
Yogendra N. Rahangdale Vice Chairman & Chief Technology Officer	2007 2006	327,687 313,101	— 165,000	315,015 167,862		192,103 59,074		213,563 116,917	14,966 13,742	1,063,334 835,696
David C. Dauch Executive Vice President & Chief Operating Officer	2007 2006	292,047 277,749	— 150,000	119,653 91,499		64,832 21,098		195,198 14,444	80,797 40,187	752,527 594,977
Patrick S. Lancaster Vice President, Chief Administrative Officer & Secretary	2007	258,600	—	95,698		47,446		222,013	31,874	655,631

(1)	The bonuses reported for 2006 for named executive officers other than Mr. R.E. Dauch, reflects the amounts of the discretionary cash incentive awards paid March 15, 2007 under the Incentive Compensation Plan for Executive Officers. The bonus reported for 2006 for Mr. R.E. Dauch reflects the annual cash bonus paid under the terms of his employment agreement. The amounts of the bonuses for 2007 are not calculable as of the date of this proxy statement and it is not possible to estimate the date that they are expected to be determined at this time.

(2)	Reflects the amounts recognized in accordance with Statement of Financial Accounting Standards No. 123 (restated December 2004), Share-Based Payment (SFAS 123R), disregarding estimated forfeitures, for the fiscal years ended December 31, 2007 and December 31, 2006 for PARS and RSUs granted in and prior to 2007 and 2006, respectively. For PARS, the amounts recognized are based on the grant date fair value, calculated using the closing market price of AAM common stock on the date of grant. For RSUs, the amounts recognized are based on the fair value, calculated using the closing market price of AAM common stock, on December 31, 2007 and December 31, 2006, respectively.

(3)	Reflects the amounts recognized in accordance with SFAS 123R, disregarding estimated forfeitures, for the fiscal years ended December 31, 2007 and December 31, 2006 for stock options granted in and prior to 2007 and in 2006, respectively. The amounts recognized are based on the grant date fair value, calculated using the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are shown in Note 7, Stock-Based Compensation, to our audited consolidated financial statements included in our 2007 Annual Report on Form 10-K filed with the SEC on February 21, 2008. No compensation is reported for stock options granted in 2004 and 2005, the vesting of which was accelerated, effective December 31, 2005, to avoid recognition in our financial statements of compensation expense associated with out-of-the- money stock options upon our adoption of SFAS 123R.

(4)	Includes $3,627,945 for PARS and RSU awards and $1,989,538 for stock option awards recognized on Mr. R.E. Dauch’s attaining normal retirement age, in accordance with SFAS 123R, due to retirement vesting provisions of the awards.

(5)	Reflects, for 2007, the annualized increase in pension value under the Salaried Retirement Program and SERP from September 30, 2006 to December 31, 2007. AAM changed its measurement date used for financial statement reporting purposes from September 30 to December 31 effective January 1, 2007. There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan.

(6)	Includes, for 2007, employer contributions under the Salaried Savings Plan, our tax-qualified defined contribution retirement plan; executive life insurance premiums; and personal umbrella liability insurance premiums. Also includes meals provided during business hours and personal use of Company-provided vehicles for Mr. R.E. Dauch, Mr. Simonte and Mr. Lancaster, and executive physical examinations for Mr. R.E. Dauch and Mr. Lancaster. Employer contributions under the Salaried Savings Plan consisted of matching contributions of $10,313 for Mr. R.E. Dauch, Mr. Rahangdale, Mr. D.C. Dauch and Mr. Lancaster, and $10,544 for Mr. Simonte; retirement contributions of $10,941 for Mr. D.C. Dauch and $9,000 for Mr. Simonte; and a one-time, corrective contribution of $57,404 for Mr. D.C. Dauch. The corrective contribution amount was based on employee contributions elected by Mr. D.C. Dauch, employer matching contributions and interest for prior years. The total for Mr. R.E. Dauch includes $58,048 for executive life insurance premiums.

Grants of Plan-Based Awards

Long-term incentive awards granted in 2007 to the named executive officers are shown in the following table. The long-term incentive compensation programs are described in Compensation Discussion and Analysis and following the table below.

		All Other	All Other		Grant
		Stock	Option		Date
		Awards:	Awards:		Fair Value
		Number	Number of	Exercise or	of Stock
		of Shares	Securities	Base Price	and
		of Stock	Underlying	of Option	Option
		or Units	Options	Awards(1)	Awards(2)
Name	Grant Date	(#)	(#)	($/Sh)	($)

Richard E. Dauch	3/14/2007	89,031	150,000	26.02	3,986,087
Michael K. Simonte	3/14/2007	6,000	10,000	26.02	267,420
Yogendra N. Rahangdale	3/14/2007	24,000	40,000	26.02	1,069,680
David C. Dauch	3/14/2007	7,500	13,000	26.02	339,840
Patrick S. Lancaster	3/14/2007	5,500	9,500	26.02	248,845

(1)	Equal to the closing market price of AAM common stock on March 14, 2007, the date of grant.

(2)	Grant date fair value is calculated in accordance with SFAS 123R and is generally the amount we would expense in our consolidated financial statements over the life of the award. The grant date fair value of option awards was $11.13 per share of common stock covered by the award, calculated using the Black-Scholes option pricing model. In determining the Black-Scholes value, the exercise price of $26.02 was used. The grant date fair value of stock awards was $26.02 per share of common stock covered by the award, the closing market price of AAM common stock on the date of grant. For additional information on the valuation assumptions, refer to Note 7, Stock-Based Compensation, to our audited consolidated financial statements included in our 2007 Annual Report on Form 10-K filed with the SEC on February 21, 2008.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards table

CEO Employment Agreement

Our employment agreement with Mr. R.E. Dauch, as amended, provides for the following compensation and benefits during the term of the agreement:

•	Annual base salary (currently $1,496,000), subject to annual adjustment by the Compensation Committee;
•	Annual cash bonus in an amount determined by the Compensation Committee based on our financial performance, relative to our competitor peer group:

•	equal to 3 times annual base salary if we continue to outperform our competitor peer group;
•	greater than 3 times annual base salary if we outperform our competitor peer group by greater than the historical amount; or
•	up to the amount of Mr. R.E. Dauch’s base salary if we do not outperform competitor peer group;

•	Annual equity awards consisting of options to purchase 150,000 shares each year and restricted stock having an equivalent value, determined based on AAM’s standard valuation methodology for annual grant to the options granted for that year;
•	Reimbursement of premiums under a $5 million life insurance policy purchased by Mr. R.E. Dauch;
•	Annual executive physical examination and health and disability coverage as provided to other senior executives; and

•	Use and maintenance of two Company-provided automobiles and the perquisites and other benefits provided to our senior executives.

The current term continues through December 31, 2009 and may be automatically extended for successive one-year terms, unless either party gives notice of termination at least 60 days prior to the end of the applicable term. The potential payments and benefits upon termination of Mr. R.E. Dauch’s employment are described in Potential Payments Upon Termination or Change in Control.

Equity Awards

We granted nonqualified stock options, PARS and RSUs to each named executive officer in 2007 under our Stock Incentive Plan.

Stock Options.  Options vest in three approximately equal installments on the first, second and third anniversaries of the grant date. Generally, vesting may accelerate upon termination of employment due to death, disability, retirement or upon a change of control. The award is forfeited if employment is terminated for any other reason prior to vesting. Vested options expire ten years after the grant date and may be exercised any time before the earliest of: (1) the expiration of the grant, (2) five years following termination of employment (one year following termination for options granted before 2002) due to death, disability, retirement or a change of control, (3) 90 days following termination of employment without cause and (4) termination of employment for cause.

Performance Accelerated Restricted Stock and Restricted Stock Units.  PARS and RSUs vest on the fifth anniversary of the grant date unless vesting is accelerated on the third or fourth anniversaries of the grant date based on our total shareholder return. Vesting may also accelerate upon termination of employment due to death, disability or upon a change in control. If the named executive officer’s employment is terminated for any other reason, he will forfeit his unvested PARS and RSUs.

Vesting is accelerated on the third anniversary of the grant date if AAM’s total shareholder return for the preceding three-year period meets or exceeds the 66th percentile of our competitor peer group. If vesting is not accelerated on the third anniversary, then vesting is accelerated on the fourth anniversary of the grant date if shareholder return exceeds the 66th percentile of our competitor peer group for the preceding four years. Total shareholder return is defined as the cumulative appreciation (assuming reinvestment of dividends) of an investment in common stock. Vesting will not accelerate unless AAM has positive total stockholder return.

PARS consist of issued and outstanding shares of AAM common stock, subject to forfeiture and transfer restrictions prior to vesting of the awards, and carry voting and dividend rights from the date of grant. RSUs consist of the right to receive, upon vesting of the award, an amount in cash equal to the fair market value of the number of shares of common stock covered by the award. RSUs carry the right to receive dividend equivalent payments from the date of grant, payable in the calendar quarter when dividends are paid on our common stock.

Salaried Savings Plan

Employer Matching Contributions.  The Salaried Savings Plan, our tax-qualified defined contribution retirement plan, provides a long-term savings vehicle that allows for pre-tax and post-tax contributions by eligible U.S. salaried associates, including our named executive officers, and tax-deferred earnings. The maximum employer match under the Salaried Savings Plan is 50 percent of the employee’s contributions, up to 10 percent of base salary, for the year. All named executive officers participate in this plan and are fully vested in Company matching contributions.

Employer Retirement Contributions.  Participants in the Salaried Savings Plan whose benefits were frozen under the Salaried Retirement Program (as described following the Pension Benefits table), receive employer retirement contributions under the Salaried Savings Plan equal to between three and five percent of annual salary, depending on years of service. Mr. Simonte and Mr. D.C. Dauch received employer retirement contributions in 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards						Stock Awards
									Market
							Number of		Value of
							Shares		Shares
	Number of		Number of				or Units		or Units
	Securities		Securities				of Stock		of Stock
	Underlying		Underlying				That		That
	Unexercised		Unexercised		Option		Have		Have
	Options		Options		Exercise	Option	Not		Not
	Exercisable		Unexercisable		Price	Expiration	Vested		Vested(11)
Name	(#)		(#)		($)	Date	(#)		($)
Richard E. Dauch	215,000				15.32	5/19/2010	180,000	(4)	3,351,600
	240,000				8.85	4/2/2011	120,000	(5)	2,234,400
	300,000				24.15	1/23/2012
	300,000				23.73	1/22/2013
	300,000				38.70	2/2/2014
	150,000	(1)			26.65	3/15/2015
	49,500		100,500	(2)	15.58	3/15/2016
			150,000	(3)	26.02	3/14/2017
Michael K. Simonte	39,664				15.56	2/2/2011	3,300	(6)(8)	61,446
	7,500				15.32	5/19/2010	2,200	(7)(8)	40,964
	10,000				8.85	4/2/2011	3,600	(6)(9)	67,032
	9,500				24.15	1/23/2012	2,400	(7)(9)	44,688
	10,000				23.73	1/22/2013	3,600	(6)(10)	67,032
	8,500				38.70	2/2/2014	2,400	(7)(10)	44,688
	9,000	(1)			26.65	3/15/2015
	3,300		6,700	(2)	15.58	3/15/2016
			10,000	(3)	26.02	3/14/2017
Yogendra N. Rahangdale	40,000				24.15	1/23/2012	4,200	(6)(8)	78,204
	39,000				23.73	1/22/2013	2,800	(7)(8)	52,136
	45,000				38.70	2/2/2014	15,000	(6)(9)	279,300
	12,000	(1)			26.65	3/15/2015	10,000	(7)(9)	186,200
	13,860		28,140	(2)	15.58	3/15/2016	14,400	(6)(10)	268,128
			40,000	(3)	26.02	3/14/2017	9,600	(7)(10)	178,752
David C. Dauch	7,260				8.85	4/2/2011	4,200	(6)(8)	78,204
	16,750				24.15	1/23/2012	2,800	(7)(8)	52,136
	28,000				23.73	1/22/2013	4,800	(6)(9)	89,376
	28,000				38.70	2/2/2014	3,200	(7)(9)	59,584
	12,000	(1)			26.65	3/15/2015	4,500	(6)(10)	83,790
	4,950		10,050	(2)	15.58	3/15/2016	3,000	(7)(10)	55,860
			13,000	(3)	26.02	3/14/2017
Patrick S. Lancaster	124,856				4.26	10/28/2009	3,600	(6)(8)	67,032
	18,000				15.32	5/19/2010	2,400	(7)(8)	44,688
	35,000				8.85	4/2/2011	3,900	(6)(9)	72,618
	40,000				24.15	1/23/2012	2,600	(7)(9)	48,412
	30,000				23.73	1/22/2013	3,300	(6)(10)	61,446
	25,000				38.70	2/2/2014	2,200	(7)(10)	40,964
	9,000	(1)			26.65	3/15/2015
	3,630		7,370	(2)	15.58	3/15/2016
			9,500	(3)	26.02	3/14/2017

(1)	Vesting was accelerated, effective December 31, 2005, to avoid recognition in our financial statements of compensation expense associated with out-of-the-money stock option awards upon our adoption of SFAS 123R.

(2)	Granted under the Stock Incentive Plan on March 15, 2006. Approximately one-half of the shares vest on each of March 15, 2008 and March 15, 2009.

(3)	Granted under the Stock Incentive Plan on March 14, 2007. Approximately one-third of the shares vest on each of March 14, 2008, March 14, 2009 and March 14, 2010.

(4)	Reflects restricted stock awarded in connection with Mr. R.E. Dauch’s employment agreement extension in 2005. The restricted stock vests on December 31, 2009, contingent upon Mr. R.E. Dauch serving the extended term of his employment agreement.

(5)	Reflects restricted stock units awarded in connection with Mr. R.E. Dauch’s employment agreement extension in 2005. The restricted stock units vest on December 31, 2009, contingent upon Mr. R.E. Dauch serving the extended term of his employment agreement.

(6)	Reflects PARS granted under the Stock Incentive Plan. PARS vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the third or fourth years after the grant date. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by our total stockholder return relative to our competitor peer group. Vesting will not be accelerated unless stockholder return is positive.

(7)	Reflects RSUs granted under the Stock Incentive Plan. RSUs vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the third or fourth years after the grant date. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by our total stockholder return relative to our competitor peer group. Vesting will not be accelerated unless stockholder return is positive.

(8)	Granted on March 15, 2005. The PARS and RSUs vest on March 15, 2010, unless vesting is accelerated on March 15, 2008 or March 15, 2009. Vesting of these awards did not accelerate on March 15, 2008.

(9)	Granted on March 15, 2006. The PARS and RSUs vest on March 15, 2011, unless vesting is accelerated on March 15, 2009 or March 15, 2010.

(10)	Granted on March 14, 2007. The PARS and RSUs vest on March 14, 2012, unless vesting is accelerated on March 14, 2010 or March 14, 2011.

(11)	Reflects the closing market value on December 31, 2007 ($18.62), of the number of shares of AAM common stock covered by outstanding PARS, RSUs, restricted stock and restricted stock unit awards on December 31, 2007.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting(2)	Vesting(3)
Name	(#)	($)	(#)	($)
Richard E. Dauch	—	—	267,093	7,670,911
Michael K. Simonte	—	—	—	—
Yogendra N. Rahangdale	35,000	535,500	—	—
David C. Dauch	—	—	—	—
Patrick S. Lancaster	—	—	—	—

(1)	For Mr. Rahangdale, reflects the number of shares received upon exercise of stock options multiplied by the difference between the sale price and the exercise price for such options.

(2)	Reflects the removal of the transfer and forfeiture restrictions under awards of PARS granted to Mr. R.E. Dauch in March 2005, 2006 and 2007, and the acceleration of tandem RSUs. The restrictions were removed in connection with Mr. R.E. Dauch attaining normal retirement age under the Salaried Retirement Program in order to align the vesting of these awards with the recognition of taxable income under the Internal Revenue Code.

(3)	Reflects the number of PARS received and RSUs accelerated upon Mr. R.E. Dauch attaining normal retirement age, multiplied by the closing market price of AAM common stock on the vesting date.

Pension Benefits

The following table shows the value of the benefits accumulated by the named executive officers and their years of credited service under AAM’s Salaried Retirement Program and the SERP. The years of credited service are through December 31, 2007, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on unreduced benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2007, except that the values in the table do not reflect assumptions for future compensation increases and assume continued employment until retirement age is attained.

		Number of		Present
		Years		Value of
		Credited		Accumulated
		Service		Benefit
Name	Plan Name	(#)		($)
Richard E. Dauch(1)	AAM Retirement Program for Salaried Employees AAM Supplemental Executive Retirement Program	13.8333 13.8333	(2)	628,727 10,228,924

Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833	(3)	79,465
	AAM Supplemental Executive Retirement Program	9.0833		111,265

Yogendra N. Rahangdale(4)	AAM Retirement Program for Salaried Employees AAM Supplemental Executive Retirement Program	12.4167 12.4167		406,143 411,595

David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000	(3)	119,298
	AAM Supplemental Executive Retirement Program	12.5000		245,684

Patrick S. Lancaster(5)	AAM Retirement Program for Salaried Employees AAM Supplemental Executive Retirement Program	13.5833 13.5833		555,979 256,274

(1)	Mr. R.E. Dauch was eligible to retire on December 31, 2007 with full benefits under the Salaried Retirement Program and the SERP.

(2)	We agreed to credit Mr. R.E. Dauch with 20 years of service under the SERP, effective December 31, 2009, provided he serves the extended term of his employment agreement extension dated November 3, 2005.

(3)	Benefits were frozen, effective December 31, 2006, under the Salaried Retirement Program for Mr. Simonte and Mr. D.C. Dauch.

(4)	Mr. Rahangdale was eligible to retire on December 31, 2007 under both the Salaried Retirement Program and the SERP, as he is over 55 years of age and has more than 10 years of credited service. He qualifies for a reduced benefit of approximately 64% of the unreduced benefit under the Salaried Retirement Program and qualifies for the basic form of benefit under the SERP.

(5)	Mr. Lancaster was eligible to retire on December 31, 2007 under both the Salaried Retirement Program and the SERP, as he is over 55 years of age and has more than 10 years of credited service. He qualifies for a reduced benefit of approximately 89% of the unreduced benefit under the Salaried Retirement Program and qualifies for the basic form of benefit under the SERP.

We provide pension benefits for our named executive officers under our Salaried Retirement Program, a broad-based defined benefit pension plan open to substantially all of our U.S. salaried associates hired prior to January 1, 2002, and our SERP. As discussed below, benefits under the Salaried Retirement Program were frozen, effective December 31, 2006. The purpose of the SERP is to provide eligible associates with total retirement benefits at a competitive level with executives of other major industrial companies.

Salaried Retirement Program.  All named executive officers have elected to participate in the contributory portion of our Salaried Retirement Program and made monthly contributions to the program. The annual retirement benefit payable to the executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code. The maximum annual compensation under this limit was $225,000 for the year ended December 31, 2007.

Benefits under the Salaried Retirement Program may be paid as a single life annuity or, if elected by the participant, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.

Effective December 31, 2006, we amended the Salaried Retirement Program to freeze benefits for associates who will not be eligible to retire by December 1, 2011. Mr. R.E. Dauch, Mr. Rahangdale and Mr. Lancaster, all of whom are currently eligible to retire, are grandfathered and will continue to accrue benefits under the program through the earlier of (i) December 31, 2011 or (ii) the date of their retirement or other termination of employment.

Supplemental Executive Retirement Program.  Except for Mr. Simonte and Mr. D.C. Dauch, our named executive officers are eligible to receive the basic form of pension benefit under our SERP upon retirement at or after age 55. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.

The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•	Two percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program), multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus two percent of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Compensation Committee’s exercise of its discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•	1.5 percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program) and average monthly incentive compensation (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less
•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.

SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the Salaried Retirement Program, however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.

Effective January 1, 2007, we amended the SERP to change the benefit accrual formulae for executives who are not grandfathered under the Salaried Retirement Program. Because they are grandfathered, Mr. R.E. Dauch, Mr. Rahangdale and Mr. Lancaster may continue to accrue SERP benefits under the basic and alternative forms through December 31, 2011.

Mr. Simonte and Mr. D.C. Dauch, who are not grandfathered under the Salaried Retirement Program, are eligible to receive a new defined contribution benefit, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5 percent of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarially equivalent value of the executive’s benefits payable pursuant to our Salaried Retirement Program and the balance of the executive’s retirement contribution account under our Salaried Savings Plan.

Nonqualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan for the 2007 fiscal year. All of the named executive officers are fully vested in any applicable Company matching contributions.

	Aggregate	Aggregate	Aggregate	Aggregate
	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY(1)	In Last FY(2)	Distributions(3)	Last FYE
Name	($)	($)	($)	($)
Richard E. Dauch	—	330,875	—	4,495,053
Michael K. Simonte	—	—	—	—
Yogendra N. Rahangdale	49,500	84,489	—	1,149,542
David C. Dauch	—	25,232	—	242,990
Patrick S. Lancaster	—	25,315	160,991	395,981

(1)	For Mr. Rahangdale, reflects a portion of his 2006 incentive compensation award paid March 15, 2007 and is included in the bonus column of the Summary Compensation Table for 2006.

(2)	Reflects hypothetical accrued earnings during 2007 on notional investments designed to track the performance of funds similar to those available to participants in the Salaried Savings Plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

(3)	For Mr. Lancaster, reflects a lump-sum interim distribution from his deferral of a portion of his 2000 base salary and bonus.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including our named executive officers, may elect to defer the payment of six to 75 percent of their base salary and/or their annual incentive compensation award during any plan year. Base salary deferred into the Executive Deferred Compensation Plan receives a three percent Company match. The amounts deferred are unfunded and unsecured obligations of AAM.

Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under the Salaried Savings Plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60 percent of deferral elections may be allocated by the executive to any of the investments available under the plan and may be reallocated on a daily basis among any of the investments available under the plan. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2007.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Fidelity Retirement Money Market Portfolio	5.12%	Fidelity Freedom Income Fund	4.83%
PIMCO Total Return Fund	9.07%	Fidelity Freedom 2000 Fund	5.32%
PIMCO High Yield Fund	3.73%	Fidelity Freedom 2005 Fund(1)	7.27%
Fifth Third Disciplined Large Cap Value Fund(1)	1.58%	Fidelity Freedom 2010 Fund	7.43%
Domini Social Equity Fund	1.87%	Fidelity Freedom 2015 Fund(1)	7.82%
Spartan U.S. Equity Index Fund	5.43%	Fidelity Freedom 2020 Fund	8.54%
American Funds Growth Fund of America(1)	11.26%	Fidelity Freedom 2025 Fund(1)	8.64%
Fidelity Growth Company Fund	19.89%	Fidelity Freedom 2030 Fund	9.27%
Fidelity Low-Priced Stock Fund	3.16%	Fidelity Freedom 2035 Fund(1)	9.27%
First American Mid Cap Growth Opportunities(1)	17.06%	Fidelity Freedom 2040 Fund	9.31%
American Beacon Small Cap Value Fund	(6.44)%	Fidelity Freedom 2045 Fund(1)	9.50%
Munder Small Cap Value Fund	(8.65)%	Fidelity Freedom 2050 Fund(1)	9.77%
Fidelity Diversified International Fund	16.03%

(1)	Reflects investment fund options added to the Executive Deferred Compensation Plan in the first quarter of 2007.

Distributions can be received (i) upon retirement in a lump sum or in annual payments over a period of five or ten years, (ii) in a lump sum upon death, disability, termination of employment, change in control or (iii) if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not the Company contributions and related earnings or losses).

Potential Payments Upon Termination or Change in Control

Under the employment agreement with our CEO and the continuity agreements and other arrangements covering our named executive officers, our named executive officers will be entitled to certain payments and benefits in the event of termination of employment.

The following tables show the estimated potential payments and benefits that each of the named executive officers would receive upon termination of employment under different scenarios, assuming that the termination was effective on December 31, 2007.

CEO Continuity Agreement

Under our continuity agreement with Mr. R.E. Dauch, he will be entitled to the following benefits if the Company terminates his employment other than for cause, or if he resigns for good reason, within two years following a change in control:

•	a lump-sum severance payment equal to 3.5 times his (1) annual base salary plus (2) the highest of his average annual bonus for the three years preceding the year of termination or the three years preceding the year of the change in control, or his target bonus for the year of termination or the change in control;
•	a prorated portion of his annual cash bonus for the year of termination and any unpaid portion of the bonuses earned for prior years;
•	accelerated vesting of outstanding equity awards;
•	a lump-sum payment of $3 million for each annual grant of equity awards that he would have received had he remained employed through December 31, 2009;
•	continuation of medical, dental, vision, disability and life insurance coverage for 3.5 years;
•	continuation of the perquisites under his employment agreement (including a Company-paid annual executive physical examination and reimbursement of premiums for his purchase of a $5 million executive life insurance policy for 3.5 years);
•	3.5 years of additional age and service credit under our nonqualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contributions, vesting and retirement eligibility;
•	continued use of two Company-provided vehicles for 3.5 years;
•	outplacement services of up to 10 percent of annual base salary or, if greater, $40,000; and
•	reasonable legal fees in connection with enforcement of the continuity agreement if he prevails in a dispute.

These payments are contingent upon Mr. R.E. Dauch’s execution of a general release of claims against AAM and compliance with non-disclosure, confidentiality, non-competition and non-solicitation covenants for 3.5 years following termination of employment. He would be prohibited from directly or indirectly engaging in any business competitive with AAM and our products, and any business that AAM plans to enter into within the following year. He is also prohibited from soliciting our employees and customers.

Generally, the following events are considered to be a change in control under the continuity agreement:

•	an acquisition of 20 percent or more of AAM stock by an unrelated third party;
•	a merger, business combination, sale, liquidation or dissolution, where preexisting shareholders do not own at least 51 percent of the surviving entity; or
•	a change in the majority of our incumbent Board within any 24-month period.

The definitions of “cause and good reason” under Mr. R.E. Dauch’s Continuity Agreement have the same definitions as under this employment agreement, as described below.

CEO Employment Agreement

Under our employment agreement with Mr. R.E. Dauch, the Company may terminate his employment with or without cause, or upon his disability. Cause exists if he:

•	is convicted of a felony involving an intentional act;
•	engages in dishonesty or fraud; or
•	breaches any of his material obligations to AAM, including willful neglect or misconduct of his duties or willful and material breach of any of the terms and conditions of his employment agreement.

In addition, he may resign for good reason, meaning the Company:

•	reduces his base salary or bonus opportunity;
•	substantially reduces his duties, responsibilities or reporting responsibilities; or
•	relocates him outside of the Detroit-metropolitan area.

If his employment is terminated for cause, Mr. R.E. Dauch will be entitled to accrued but unpaid amounts as of the termination date.

If his employment is terminated without cause, or if he resigns for good reason, he will be entitled to:

•	severance payments equal to two years of his annual base salary;
•	continuation of his health care benefits for two years;
•	bonus payments accrued as of the termination date; and
•	reimbursement of premiums for his purchase of a $5 million executive life insurance policy for two years.

If he resigns without good reason, Mr. R.E. Dauch will be entitled to (i) accrued but unpaid amounts as of the termination date and (ii) reimbursement of premiums for two years for a $5 million executive life insurance policy purchased by Mr. R.E. Dauch.

Under the employment agreement, Mr. R.E. Dauch is subject to:

•	a non-disclosure and confidentiality provision which extends for the term of the agreement and for two years following termination or expiration of the agreement;
•	a non-competition covenant, which prohibits him, throughout the term of the employment agreement and for two years following the termination or expiration of the agreement, from directly or indirectly engaging in any business competitive with AAM and our products and business plans; and
•	a covenant prohibiting solicitation of our employees and customers for two years following the termination or expiration of the agreement.

If AAM terminates his employment due to disability, Mr. R.E. Dauch will be entitled to accrued benefits under applicable benefit plans and programs (such as our Deferred Compensation Plan, Salaried Retirement Plan and SERP) and reimbursement of life insurance premiums as described above. Should Mr. R.E. Dauch die during the term of his employment agreement, his estate and/or spouse would be entitled to accrued benefits under applicable benefit plans and programs.

Continuity Agreements with Named Executives Officers (other than CEO)

Under our continuity agreements with the named executive officers (other than the CEO), each named executive officer will be entitled to the following benefits if the Company terminates his employment without cause, or if he resigns with good reason, within two years following a change in control:

•	a lump sum severance payment equal to 2.5 times his (1) annual base salary plus (2) the highest of his average annual bonus for the three years preceding the year of termination or the three years preceding the year of the change in control, or his target bonus for the year of termination or the change in control;
•	a prorated portion of his incentive compensation award for the year of termination and any unpaid portion of the awards earned for prior years;
•	acceleration of vesting of outstanding equity awards;
•	continuation of medical, dental, vision, disability and life insurance coverage for 2.5 years;
•	2.5 years of additional age and service credit under our nonqualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contributions, vesting, and retirement eligibility;
•	continued use of a Company-provided vehicle for six months;
•	outplacement services of up to 10 percent of annual base salary or, if greater, $40,000; and
•	reasonable legal fees in connection with enforcement of the continuity agreement if the named executive prevails in a dispute.

These payments are contingent upon the executive’s execution of a general release of claims against AAM and compliance with his non-disclosure, confidentiality, non-competition and non-solicitation covenants for 2.5 years following the termination of employment. The named executive would be prohibited from directly or indirectly engaging in any business competitive with AAM and our products and any business that AAM plans to enter into within the following year, and from soliciting our employees and customers.

Cause is generally defined as the named executive officer’s:

•	willful and continued failure to perform substantially all of his duties for 10 days following written demand from the Board;
•	conviction or no-contest plea with respect to a felony or a misdemeanor involving moral turpitude; or
•	willful inaction or misconduct in connection with his duties, or any act or omission which is injurious to the financial condition or business reputation of AAM or our affiliates.

Good reason is generally defined as:

•	any material and adverse diminution in the named executive’s duties, title or responsibilities from those in effect immediately prior to the change in control;
•	any reduction in annual base salary or annual cash bonus percentage target from those in effect immediately prior to the change in control;
•	any requirement that the named executive be based at a location more that 50 miles from the location at which he was based immediately prior to the change in control; and
•	any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the named executive to assume and perform the continuity agreement.

Change in control under the continuity agreements with named executives has the same definition as in the CEO’s continuity agreement described above.

Non-Competition Agreements

The named executive officers have each entered into a non-competition agreement that prohibits, following termination of employment for any reason, the named executive from:

•	directly or indirectly engaging in any business or activity that is in competition with AAM and its products for one year following termination;

•	recruiting, soliciting or inducing (or attempting to recruit, solicit or induce) any of our employees to leave AAM, or offer employment to our employees or otherwise interfere with our relationship with our employees, agents or consultants; and
•	using, exploiting, disclosing or communicating our confidential information to any third party without our prior written consent.

Richard E. Dauch

The following table shows estimated potential payments upon termination, retirement and a change in control for Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer as of December 31, 2007. Mr. R.E. Dauch was eligible to retire on December 31, 2007. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2007.

		Not for			Involuntary/
		Cause/By			Good Reason
		Employee for			Termination
	For Cause	Good Reason	Disability		(Change in
	Termination	Termination	Retirement(1)	Retirement	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	3,199,998	3,199,998	3,199,998	3,199,998
Severance(3)	—	2,992,000	—	—	16,435,993
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	628,727	628,727	628,727
SERP(5)	—	—	10,228,924	10,228,924	13,682,598
Welfare Benefit(6)	—	—	747,197	747,197	747,197
Equity:
Stock Options(7)	—	—	305,520	305,520	6,305,520
11/3/2005 Awards(8)	—	5,586,000	5,586,000	—	5,586,000
Other Benefits:
Deferred Compensation(9)	4,495,053	4,495,053	4,495,053	4,495,053	4,495,053
Health care(10)	—	23,242	—	—	2,905
Life Insurance(11)	—	47,780	47,780	47,780	83,615
Use of Vehicles(12)	—	—	—	—	145,584
Other(13)	—	—	—	—	149,600
280G Tax Gross-Up	—	—	—	—	—
Total	4,495,053	16,344,073	25,239,199	19,653,199	51,462,790

(1)	Assumes retirement due to total and permanent disability on December 31, 2007.

(2)	Reflects a cash bonus earned in 2007 using the average of the last three cash bonuses paid for the years ended December 31, 2006, 2005 and 2004.

(3)	Upon termination without cause or for good reason (defined in employment agreement), Mr. R.E. Dauch would receive severance equal to two years’ annual base salary payable semimonthly. Upon termination under a change in control, Mr. R.E. Dauch would receive a lump-sum severance payment.

(4)	Reflects the present value of a joint and survivor annuity benefit payable monthly.

(5)	The present value calculated under the alternative form assuming a joint and survivor annuity benefit payable monthly. The present value calculated with an additional 3.5 years of credited service under the alternative form assuming a joint and survivor annuity benefit payable monthly under a change in control.

(6)	Reflects benefits for Mr. R.E. Dauch and his spouse assuming retirement on December 31, 2007 as set forth in his employment agreement.

(7)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options. Upon a change in control, Mr. R.E. Dauch would receive $3 million in a lump sum for each grant of equity awards he would have received annually had he remained employed through December 31, 2009.

(8)	The November 3, 2005 awards vest on December 31, 2009, contingent upon Mr. R.E. Dauch serving the extended term of his employment agreement. Vesting is accelerated upon termination of employment without cause, disability or upon a change in control. The value of these grants reflects the fair market value of the unvested awards.

(9)	Assumed payable in a lump sum upon occurrence of termination event.

(10)	Upon termination without cause or for good reason (defined in his employment agreement), Mr. R.E. Dauch would receive two years of health care benefits. Upon termination under a change in control, benefits for annual executive physical examination continue for 3.5 years.

(11)	Represents reimbursement for the premiums associated with Mr. R.E. Dauch’s purchase of a $5 million executive life insurance policy for two years under all scenarios except upon a change in control. Upon termination under a change in control, reimbursement continues for 3.5 years.

(12)	Reflects lease payments and administrative fees for the use of two Company-provided vehicles for 3.5 years.

(13)	Reflects professional outplacement services equal to 10% of base salary.

Michael K. Simonte

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Michael K. Simonte, Group Vice President — Finance & Chief Financial Officer as of December 31, 2007. Mr. Simonte was not eligible to retire as of December 31, 2007.

			Not for		Involuntary/
			Cause/By		Good Reason
			Employee for		Termination
		For Cause	Good Reason	Disability	(Change in
	Resignation	Termination	Termination	Retirement(1)	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	—	270,000	270,000
Severance(3)	—	—	—	—	1,350,000
Equity:
Stock Options(4)	—	—	—	20,368	20,368
PARS and RSUs(5)	—	—	—	325,850	325,850
Other Benefits:
Health care(6)	—	—	—	181,359	21,487
Disability(7)	—	—	—	2,265,070	—
Life Insurance(8)	—	—	—	37,014	2,784
Use of Vehicles(9)	—	—	—	—	7,300
Other(10)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	690,374
Total	—	—	—	3,099,661	2,728,163

(1)	Assumes total and permanent disability on December 31, 2007. Assumes Mr. Simonte remains on leave as an employee until retirement.

(2)	Reflects a cash bonus earned at target in 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options.

(5)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(6)	Under the disability scenario, reflects health care benefits to retirement. Upon termination under a change in control, health care benefits continue for 2.5 years.

(7)	Reflects benefits equal to 100% of base salary for year one and 66 2/3% of base salary to retirement.

(8)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement. Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(9)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(10)	Reflects professional outplacement services.

Yogendra N. Rahangdale

The following table shows estimated potential payments upon termination, retirement and a change in control for Yogendra N. Rahangdale, Vice Chairman & Chief Technology Officer as of December 31, 2007. Mr. Rahangdale was eligible to retire on December 31, 2007. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2007.

		Not for			Involuntary/
		Cause/By			Good Reason
		Employee for			Termination
	For Cause	Good Reason	Disability		(Change in
	Termination	Termination	Retirement(1)	Retirement	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	360,000	360,000	360,000
Severance(3)	—	—	—	—	1,800,000
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	617,422	383,638	383,638
SERP(5)	—	—	176,298	411,595	990,677
Welfare Benefit(6)	—	—	124,096	124,096	124,096
Equity:
Stock Options(7)	—	—	85,546	85,546	85,546
PARS and RSUs(8)	—	—	1,042,720	—	1,042,720
Other Benefits:
Deferred Compensation(9)	1,149,542	1,149,542	1,149,542	1,149,542	1,149,542
Use of Vehicles(10)	—	—	—	—	12,025
Other(11)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	1,265,306
Total	1,149,542	1,149,542	3,555,624	2,514,417	7,253,550

(1)	Assumes retirement due to total and permanent disability on December 31, 2007.

(2)	Reflects a cash bonus earned at target in 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Reflects the present value of a joint and survivor annuity benefit payable monthly. Under the retirement and change in control scenarios, reflects a reduced benefit of approximately 64% of the unreduced benefit.

(5)	The present value calculated under the basic form assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios. The present value calculated with an additional 2.5 years of credited service under the alternative form assuming a joint and survivor annuity benefit payable monthly under a change in control.

(6)	Reflects benefits for Mr. Rahangdale and his spouse assuming retirement on December 31, 2007 under the welfare plan effective January 1, 2007.

(7)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options.

(8)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(9)	Assumed payable in a lump sum upon occurrence of termination event.

(10)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(11)	Reflects professional outplacement services.

David C. Dauch

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for David C. Dauch, Executive Vice President & Chief Operating Officer as of December 31, 2007. Mr. D.C. Dauch was not eligible to retire as of December 31, 2007, except due to total and permanent disability.

					Involuntary/
			Not for Cause/By		Good Reason
			Employee for		Termination
		For Cause	Good Reason	Disability	(Change in
	Resignation	Termination	Termination	Retirement(1)	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	—	330,000	330,000
Severance(3)	—	—	—	—	1,650,000
Equity:
Stock Options(4)	—	—	—	30,552	30,552
PARS and RSUs(5)	—	—	—	418,950	418,950
Other Benefits:
Deferred Compensation(6)	242,990	242,990	242,990	242,990	242,990
Health care(7)	—	—	—	183,863	21,487
Disability(8)	—	—	—	2,542,558	—
Life Insurance(9)	—	—	—	46,257	3,403
Use of Vehicles(10)	—	—	—	—	10,050
Other(11)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	—
Total	242,990	242,990	242,990	3,795,170	2,747,432

(1)	Assumes total and permanent disability on December 31, 2007. Because Mr. D.C. Dauch has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension benefits. Amounts assume Mr. D.C. Dauch remains on leave as an employee until retirement.

(2)	Reflects a cash bonus earned at target in 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Generally, stock option awards vest upon termination of employment due to death, disability or retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options.

(5)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(6)	Assumed payable in a lump sum upon occurrence of termination event.

(7)	Under the disability scenario, reflects health care benefits to retirement. Upon termination under a change in control, health care benefits continue for 2.5 years.

(8)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary to retirement.

(9)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement. Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(10)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(11)	Reflects professional outplacement services.

Patrick S. Lancaster

The following table shows the estimated potential payments upon termination, retirement and a change in control for Patrick S. Lancaster, Vice President, Chief Administrative Officer & Secretary as of December 31, 2007. Mr. Lancaster was eligible to retire on December 31, 2007. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2007.

		Not for			Involuntary/
		Cause/By			Good Reason
		Employee for			Termination
	For Cause	Good Reason	Disability		(Change in
	Termination	Termination	Retirement(1)	Retirement	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	258,600	258,600	258,600
Severance(3)	—	—	—	—	1,293,000
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	646,245	561,441	561,441
SERP(5)	—	—	67,424	149,846	628,299
Welfare Benefit(6)	—	—	100,648	100,648	100,648
Equity:
Stock Options(7)	—	—	22,405	22,405	22,405
PARS and RSUs(8)	—	—	335,160	—	335,160
Other Benefits:
Deferred Compensation(9)	395,981	395,981	395,981	395,981	395,981
Use of Vehicles(10)	—	—	—	—	8,199
Other(11)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	782,509
Total	395,981	395,981	1,826,463	1,488,921	4,426,242

(1)	Assumes retirement due to total and permanent disability on December 31, 2007.

(2)	Reflects a cash bonus earned at target in 2007.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Reflects the present value of a joint and survivor annuity benefit payable monthly. Under the retirement and change in control scenarios, reflects a reduced benefit of approximately 89% of the unreduced benefit.

(5)	The present value calculated under the basic form assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios. The present value calculated with an additional 2.5 years of credited service under the alternative form assuming a joint and survivor annuity benefit payable monthly under a change in control.

(6)	Reflects benefits for Mr. Lancaster and his spouse assuming retirement on December 31, 2007 under the welfare benefit plan effective January 1, 2007.

(7)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. The value of stock options reflects the excess of the fair market value of the underlying shares over the exercise or base price of unvested options.

(8)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(9)	Assumed payable in a lump sum upon occurrence of termination event.

(10)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(11)	Reflects professional outplacement services.

2007 Compensation of Non-Employee Directors

Annual compensation of non-employee directors for 2007 was comprised of cash and equity compensation. Each of these components is described in more detail below. Total 2007 compensation of our non-employee directors is shown in the Director Compensation table below. Employee directors do not receive compensation in connection with director service.

Elements of Compensation

Our non-employee director compensation program in effect during 2007 consisted of the following elements:

•	annual retainer and meeting attendance fees; and
•	annual award of restricted stock units (upon election to the Board and annually thereafter during each director’s service on the Board).

2007 annual retainer and meeting attendance fees

Annual retainer	$40,000
Board meeting attendance fee	1,500
Committee meeting attendance fee
Committee chairman	3,000
Other committee members	2,000
Committee chairman attendance at meetings at the Company for committee-related business	1,000

In January 2008, the Board approved changes to the annual retainer for non-employee directors, as recommended to the Board by the Compensation Committee. Beginning in 2008, the annual retainer is $50,000.

Equity awards

In 2007, each continuing non-employee director received an annual award of restricted stock units under our Stock Incentive Plan on the date of our annual meeting of stockholders. On April 26, 2007, each non-employee director was awarded 2,200 restricted stock units, having an aggregate value of approximately $60,000, based on the closing market price of AAM common stock ($28.47) on the grant date.

Generally, restricted stock units awarded to non-employee directors vest in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to earlier vesting upon death, disability or upon a change in control. The restricted stock units carry dividend rights from the grant date, payable when AAM pays dividends on common stock.

In January 2008, the Board approved a change in the value and timing of equity grants to non-employee directors. Beginning in 2008, restricted stock unit awards will be granted upon election (or re-election) to the Board with an aggregate value of approximately $210,000 vesting in three approximately equal installments on the first, second and third anniversaries of the grant date. Since the Company began awarding restricted stock units in 2006, all non-employee directors received annual grants with an approximate value of $50,000 vesting in three approximately equal installments on the first, second and third anniversaries of the grant date.

For those non-employee directors who are currently serving their Board terms as of the 2008 annual stockholders’ meeting, a transition grant will be awarded prorated in value based on the remaining years of his or her current term of office. Non-employee directors who have two years remaining in their term will receive a grant of restricted stock units having an aggregate value of approximately $140,000 vesting in two approximately equal annual installments on the first and second anniversaries of the grant date. Non-employee directors who have one year remaining in their term will receive a grant of restricted stock units on the date of our 2008 annual stockholders’ meeting, having an aggregate value of approximately $70,000 vesting on the first anniversary of the grant date.

The annual cash compensation and award values approved by the Board in January 2008 are at the levels recommended by Towers Perrin, the Compensation Committee’s independent compensation consultant, as a result of a market study completed in 2007 to assess the competitiveness of AAM’s non-employee director compensation program. The same comparison group used in the 2007 executive officer competitive market analysis was used, except for companies that had not filed their 2007 proxy statements at the time of Towers Perrin’s analysis. The manufacturing companies that were not included in the comparison group were ArvinMeritor, Inc., Brady Corporation, Donaldson Company, Inc., Fleetwood Enterprises, Inc., Johnson Controls, Inc., MSC Industrial Direct Company, Inc., Navistar International Corporation and Rockwell Automation, Inc. See Compensation Discussion and Analysis for a complete listing of the comparison group.

Deferral

Directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Directors may also elect to defer settlement of restricted stock units until retirement from the Board.

Stock Ownership Guidelines

In February 2006, the Board amended the stock ownership guidelines for non-employee directors to increase the recommended minimum ownership from 1,000 to 4,000 shares of AAM common stock. Vested grants of restricted stock units are counted as owned. Directors have six years to meet the revised guidelines.

Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
Name	($)	($)	($)	($)
John A. Casesa	36,500	13,919	—	50,419
Elizabeth A. Chappell	59,500	29,951	8,750	98,201
Forest J. Farmer	73,500	29,951	—	103,451
Richard C. Lappin	66,500	29,951	—	96,451
William P. Miller II	66,500	29,951	26,250	122,701
Larry K. Switzer	55,500	29,951	26,250	111,701
Thomas K. Walker	89,500	29,951	—	119,451
Dr. Henry T. Yang	59,500	29,951	16,525	105,976

(1)	Reflects the amounts recognized in accordance with SFAS 123R for the fiscal year ended December 31, 2007 for restricted stock units granted in 2007 and earlier. Grant date fair value is calculated using the closing market price of AAM common stock on the date of grant. The grant date fair value of awards granted in 2007 was $28.47 per share. As of December 31, 2007, each non-employee director had 4,600 outstanding restricted stock units except for John A. Casesa who had 2,200 outstanding restricted stock units.

(2)	Reflects the amounts recognized in accordance with SFAS 123R for the fiscal year ended December 31, 2007 for stock options granted prior to 2007. Grant date fair value is calculated using the Black-Scholes option pricing model. Grants of stock options to non-employee directors ceased after 2005. As of December 31, 2007, each non-employee director had the following number of stock options outstanding: Mr. Casesa -0-; Ms. Chappell 5,000; Mr. Farmer 13,500; Mr. Lappin 7,500; Mr. Miller 7,500; Mr. Switzer 7,500; Mr. Walker 7,500; and Dr. Yang 7,500.

SECURITY OWNERSHIP

The following tables show the number of shares of AAM common stock beneficially owned as of February 29, 2008 by:

•	each person known to us who beneficially owns more than 5% of AAM common stock;
•	each of our non-employee directors;
•	our Co-Founder, Chairman of the Board & Chief Executive Officer and the other named executive officers; and
•	all directors and executive officers (as of February 29, 2008) as a group.

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. All individuals listed in the tables have sole voting and investment power over the shares unless otherwise noted.

The beneficial ownership calculation includes 53,502,317 shares of AAM common stock outstanding on February 29, 2008 and assumes the exercise of vested options to purchase 245,210 shares that were granted before AAM’s initial public offering in 1999.

MORE THAN 5% BENEFICIAL OWNERS

The following persons have filed reports with the SEC for the period ending December 31, 2007, stating that they beneficially own more than 5% of AAM’s common stock.

	Shares of
	Common Stock	Percent of
	Beneficially	Shares
Name and Address	Owned	Outstanding

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	2,799,600	5.23
2200 Ross Avenue, 31st Floor Dallas, TX 75201
Dimensional Fund Advisors LP(2)	4,084,642	7.63
1299 Ocean Avenue Santa Monica, CA 90401
FMR LLC(3)	7,904,296	14.77
82 Devonshire Street Boston, MA 02109
Sandra J. Dauch Gift Trust dated May 25,1998(4)	6,260,702	11.70
One Dauch Drive Detroit, MI 48211

(1)	Based on the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc., reporting shared voting power over 1,606,600 shares, sole voting power over 1,193,000 shares, and sole investment power over 2,799,600 shares.

(2)	Based on the Schedule 13G/A filed by Dimensional Fund Advisors LP, reporting sole voting and investment power over 4,084,642 shares.

(3)	Based on the Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d, reporting sole voting power over 45,300 shares and sole investment power over 7,904,296 shares.

(4)	Based on the Schedule 13G filed by the Sandra J. Dauch Gift Trust, indicating sole voting and investment power over 6,260,702 shares. The trustee is Richard E. Dauch’s spouse.

DIRECTORS AND EXECUTIVE OFFICERS

	Shares
	Beneficially	Options
	Owned	Exercisable	Percent
	Excluding	Within 60	of
	Options	Days	Class

Directors(1)
John A. Casesa	4,733	—	*
Elizabeth A. Chappell	8,333	5,000	*
Forest J. Farmer	16,833	13,500	*
Richard C. Lappin	16,433	7,500	*
William P. Miller II	10,833	7,500	*
Larry K. Switzer	10,833	7,500	*
Thomas K. Walker	10,833	7,500	*
Dr. Henry T. Yang	10,833	7,500	*
Named Executive Officers(2)
Richard E. Dauch(3)	1,493,823	1,653,500	5.7
Michael K. Simonte(4)	13,046	104,164	*
Yogendra N. Rahangdale	38,600	177,340	*
David C. Dauch(5)	30,628	106,350	*
Patrick S. Lancaster	10,800	292,361	*
All Directors and Executive Officers as a Group (24 persons)(6)	1,757,563	3,099,615	8.6

(*)	Less than 1% of the outstanding shares of AAM common stock.

(1)	The number of shares beneficially owned includes restricted stock units (RSUs) awarded to non-employee directors that have vested or will vest within 60 days. For the number of RSUs held by each non-employee director, see footnote (1) to the Director Compensation table.

(2)	Includes shares of restricted stock held by named executive officers over which they have sole voting power but no investment power: 180,000 for Mr. R.E. Dauch; 10,500 for Mr. Simonte; 33,600 for Mr. Rahangdale; 13,500 for Mr. D.C. Dauch; and 10,800 for Mr. Lancaster.

(3)	Includes 645,032 shares of AAM common stock held in family trusts and 411,710 held in a charitable family foundation. Mr. R.E. Dauch shares voting and investment power over shares held by the family trusts and the charitable family foundation. Excludes 6,260,702 shares held by the Sandra J. Dauch Gift Trust, of which Richard E. Dauch’s spouse is trustee (shown in the More Than 5% Beneficial Owners table above).

(4)	Includes 2,546 shares held in AAM’s Salaried Savings Plan.

(5)	Includes 500 shares held in trusts for the benefit of Mr. D. C. Dauch’s children.

(6)	Includes shares held jointly with family members over which a director or executive officer shares voting and/or investment power. Excludes 6,260,702 shares held by the Sandra J. Dauch Gift Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and owners of more than 10 percent of AAM’s common stock were met during 2007.

PROPOSAL 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2008. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will attend the 2008 annual meeting and be available to make a statement or respond to appropriate questions.

Your Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opinion upon management’s internal control assessment and upon the effectiveness of those controls under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2007, and the Company’s internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2007 be included in the Company’s 2007 Annual Report on Form 10-K.

Audit Committee of the Board of Directors

William P. Miller II, Chairman
Larry K. Switzer
Thomas K. Walker

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2007. During fiscal 2007, all services provided by D&T as noted in the table below were authorized and approved by the Audit Committee in compliance with pre-approval policies and procedures described herein.

Independent Registered Public Accounting Firm’s Fees

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,
	2007	2006

Audit Fees(1)	$1,427,000	$1,261,000
Audit Related Fees(2)	20,000	—
Tax Fees(3)	621,000	670,000
All Other Fees	—	—

Total	$2,068,000	$1,931,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters. Audit fees also include fees incurred in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to internal control, financial accounting and reporting standards.

(3)	Fees for tax services in 2007 and 2006 consisted of fees for tax compliance, tax advice and tax planning services.

OTHER MATTERS

Expenses of Solicitation

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. No proxy solicitor has been retained by the Company. Proxy materials were distributed by mail by Computershare Trust Company, N.A. AAM will reimburse brokers and other custodians or nominees for their expenses in forwarding proxy materials to stockholders.

Stockholder Proposals for 2009 Annual Meeting

Under SEC rules, stockholder proposals for the 2009 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 24, 2008 in order to be eligible for inclusion in the Company’s 2009 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2009 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 13, 2009, but no earlier than January 24, 2009.

Obtaining a copy of 2007 Form 10-K

AAM will furnish to stockholders without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2007 Annual Report on Form 10-K is available on our website at http://investor.aam.com/sec.cfm.

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198

March 24, 2008

Appendix A

AMERICAN AXLE & MANUFACTURING 2008 LONG-TERM INCENTIVE PLAN

1.	Purposes of the Plan

The purposes of the Plan are (a) to promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company, as well as an opportunity to obtain a proprietary interest in the Company, through the grant of equity-based awards and (b) to assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

Upon the Effective Date, no further awards will be granted under the Prior Plan.

2.	Definitions and Rules of Construction

(a)	Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Parent or Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Applicable Law” means any and all applicable laws, rules, regulations and other legal requirements, including, as applicable, Section 16(b) of the Exchange Act, Section 162(m) and Section 409A(a) of the Code, and the listing standards of the NYSE.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Performance Award or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change in Control” means the occurrence of any of the following:

(i)	Any Person, excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	The consummation of any merger or other business combination involving the Company, a sale of 51% or more of the Company’s assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning

100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(iii)	Within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two thirds of the directors who then qualified as Incumbent Directors, so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control.

“Change in Control Price” means the highest price paid for a Share in a Change in Control transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations issued thereunder.

“Committee” means the Compensation Committee of the Board, any successor committee or any other committee appointed from time to time by the Board to administer the Plan that meets the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act and the applicable rules and listing standards of the NYSE. However, if the Committee is found not to have qualified under the requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act, the Awards granted and other actions taken by the Committee shall not be invalidated by reason of the Committee’s failure to so qualify.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or another class of share or other securities that may be applicable in accordance with Section 13.

“Company” means American Axle & Manufacturing Holdings, Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“Effective Date” means the date on which the Plan is approved by stockholders of the Company.

“Eligible Individuals” means the individuals described in Section 4(a) who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to a share of Common Stock, the fair market value of the share as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a share of Common Stock shall equal the closing selling price of a share of Common Stock on the date of determination as reported on the NYSE, or a national securities exchange or automated quotation system that may be designated by the Committee (or, if there were no sales on the determination date, the most recent closing selling price of a share of Common Stock as reported on the most recent date on which a sale occurred).

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision.

“Inducement Award” means an “employment inducement award” within the meaning of Section 303A.08 of the NYSE Listed Company Manual.

“Non-Employee Director” means any member of the Board who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision.

“NYSE” means the New York Stock Exchange.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7.

“Other Award” means any form of Award other than an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock or Performance Stock Unit or Performance Award, granted pursuant to Section 11.

“Parent” means a corporation that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Award” means a right to receive a cash Target Payment in the future granted pursuant to Section 10(c).

“Performance Goal” means the performance measures established by the Committee, from among the performance measures provided in Section 6(g), and set forth in the applicable Award Document.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Goals are measured.

“Performance Stock” means a Target Number of Shares granted pursuant to Section 10(a).

“Performance Stock Unit” means a right to receive a Target Number of Shares (or cash, if applicable) in the future granted pursuant to Section 10(b).

“Permitted Transferee” means (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of the Participant’s family members, (iii) one or more entities that are beneficially owned in whole or in part by one or more of the Participant’s family members, or (iv) a charitable or not-for-profit organization.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except for (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities of the Company pursuant to an offering of the securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

“Plan” means this American Axle & Manufacturing 2008 Long-Term Incentive Plan, as amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a).

“Prior Plan” means the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan, as amended.

“Restricted Stock” means one or more Shares granted or sold pursuant to Section 8.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8.

“Section 409A Award” means an Award that provides for a “deferral of compensation” within the meaning of Section 409A of the Code.

“Section 162(m) Award” means an Award that is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 13(b).

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of the board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and that the Committee designates as a Subsidiary for purposes of the Plan. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of the company or other entity.

“Target Number” or “Target Payment” means the target number of Shares or cash payment established by the Committee and set forth in the applicable Award Document.

(b)	Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a)	Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the express provisions of the Plan, to:

(i)	select the Participants from the Eligible Individuals;

(ii)	grant Awards in accordance with the Plan;

(iii)	determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv)	determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Goals, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(d), a Change in Control of the Company;

(v)	subject to Section 16 and Section 17(e), amend the terms and conditions of an Award after grant;

(vi)	specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii)	construe and interpret any Award Document delivered under the Plan;

(viii)	make factual determinations in connection with the administration or interpretation of the Plan;

(ix)	adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x)	employ legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and rely upon any advice, opinion or computation received from them;

(xi)	vary the terms of Awards to take account of tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii)	correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii)	make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions of the Plan, to construe and interpret the Plan.

(c)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

(d)	Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. However, the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for the fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (C) who are officers of the Company who are delegated authority by the Committee under the Plan, or (ii) pursuant to Section 16. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d).

(e)	Liability of Committee. Subject to Applicable Law: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation and Bylaws, as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the

Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.

(f)	Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a)	Eligible Individuals. Awards may be granted to officers, executives and other key employees, as determined by the Compensation Committee, directors and Non-Employee Directors of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest. Only employees of the Company or a Parent or Subsidiary may be granted Incentive Stock Options. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each Participant. Under the Plan, references to “employment” or “employed” include the service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b)	Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of the Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.	Shares Subject to the Plan

(a)	Plan Limit. Subject to adjustment in accordance with Section 13, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be 5,000,000 plus any Shares that are available for issuance under the Prior Plan or that become available for issuance upon cancellation or expiration of awards granted under the Prior Plan without having been exercised or settled. Shares to be issued under the Plan may be authorized and unissued Shares, issued Shares that have been reacquired by the Company (in the open market or in private transactions) and that are being held in treasury, or a combination of issued and unissued Shares. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options, the rules set forth in this Section 5 shall not apply to the extent not permitted under Section 422 of the Code.

(b)	Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards. The preceding sentence shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

(c)	Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13, the following special limits shall apply to Shares available for Awards under the Plan:

(i)	the maximum number of Shares that may be issued pursuant to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal 1,500,000 Shares; and

(ii)	the maximum amount of Awards (other than those Awards set forth in Section 5(c)(ii)) that may be awarded to any Eligible Individual in any calendar year is $5,000,000 measured as of the date of grant (with respect to Awards denominated in cash) or 500,000 Shares measured as of the date of grant (with respect to Awards denominated in Shares).

(d)	Exceptions. Any Shares underlying Substitute Awards and Inducement Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).

6.	Awards in General

(a)	Types of Awards. Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Stock Units, Performance Awards and Other Awards. Any Award described in Section 7 through Section 11 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)	Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for the Award. The Award Document shall contain terms and conditions that are consistent with the Plan. Notwithstanding the foregoing, and subject to Section 409A(a)(3) of the Code and other Applicable Law, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c)	Termination of Employment. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries. Subject to Section 409A(a)(3) of the Code and other Applicable Law, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. The provisions described in this Section 6(c) may be specified in the applicable Award Document or determined at a subsequent time.

(d)	Change in Control. (i) The Committee shall have full authority to determine the effect, if any, of a Change in Control, or a change in control of any Subsidiary, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award. The effect may be specified in the applicable Award Document or, subject to Section 409A(a) of the Code and other Applicable Law, determined at a subsequent time. Subject to Applicable Law, the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a Change in Control, take the actions that it considers appropriate, including, without limitation: (A) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (B) making adjustments to outstanding Awards that the Committee deems appropriate to reflect the Change in Control; (C) causing the Awards then outstanding to be assumed, or new rights to be substituted for the Awards, by the surviving corporation in the Change in Control; or (D) permitting or requiring Participants to surrender outstanding Options and Stock Appreciation Rights in exchange for a cash payment equal to the difference between the Change in Control Price and the Exercise Price of the Award. In addition, except as otherwise specified in an Award Document (or a Participant’s written employment agreement with the Company or any Subsidiary):

(1)	any and all Options and Stock Appreciation Rights outstanding as of the effective date of the Change in Control shall become immediately exercisable, and shall remain exercisable until the earlier of the expiration of their initial term or the fifth anniversary of the Participant’s termination of employment with the Company;

(2)	any restrictions imposed on Restricted Stock and Restricted Stock Units outstanding as of the effective date of the Change in Control shall lapse;

(3)	the Performance Goals with respect to all Performance Stock, Performance Stock Units, Performance Awards and other performance-based Awards granted pursuant to Section 6(g) or Section 10 that are outstanding as of the effective date of the Change in Control shall be deemed to have been attained at the specified target level of performance; and

(4)	the vesting of all Awards denominated in Shares outstanding as of the effective date of the Change in Control shall be accelerated to such date.

(ii)	Subject to Section 162(m) and Section 409A(a)(3) of the Code and other Applicable Law, the Committee may provide, in an Award Document or subsequent to the grant of an Award, for the accelerated vesting, exercisability and/or the deemed attainment of a Performance Goal with respect to an Award upon specified events similar to a Change in Control.

(iii)	Notwithstanding any other provision of the Plan or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified upon or after a Change in Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant. Subject to Section 16, the Board, upon recommendation of the Committee, may terminate, amend or modify this Section 6(d) at any time and from time to time prior to a Change in Control.

(e)	Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award (other than an Option or Stock Appreciation Right). The payments may be paid currently or deemed to have been reinvested in Shares, and made in Shares, cash, or a combination of cash and Shares, as the Committee shall determine. The terms of any reinvestment of dividends shall comply with Section 409A of the Code and other Applicable Law.

(f)	Fractional Shares. No fractional Shares shall be issued or delivered pursuant to any Award under the Plan. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares, or whether fractional Shares or any rights to fractional Shares shall be forfeited or otherwise eliminated.

(g)	Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until (and, except as provided in Section 13, no adjustment shall be made for dividends or other rights for which the record date is prior to) the date the Participant or his nominee becomes the holder of record of the Shares.

(h)	Performance-Based Awards. (i) The Committee may determine whether any Award under the Plan is a Section 162(m) Award. Section 162(m) Awards shall be conditioned on the achievement of one or more Performance Goals to the extent required by the exemption for “qualified performance-based compensation” under Section 162(m) of the Code and shall be subject to all other conditions and requirements of the exemption under Section 162(m). The Performance Goals shall be comprised of specified levels of one or more of the following performance measures as the Committee deems appropriate: (1) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income or net income as a percentage of sales; (3) operating income; (4) earnings per Share; (5) book value per Share; (6) return on shareholders’ equity; (7) total shareholder return; (8) expense management; (9) asset turns, inventory turns or fixed asset turns; (10) return on assets; (11) return on capital or return on invested capital; (12) improvements in capital structure; (13) profitability of an identifiable business unit or product; (14) maintenance or improvement of profit margins; (15) stock price; (16) market share; (17) revenues or sales; (18) costs; (19) cash flow, free cash flow or operating cash flow; and (20) working capital; in each case, determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee and permitted by Section 162(m)) consistently applied on a business unit, divisional, subsidiary or consolidated basis, or any combination of the foregoing. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis, an annualized or compound annual basis, or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market or other index. In addition, for Awards other than Section 162(m) Awards, the Committee may establish Performance Goals based on other criteria as it deems appropriate.

(ii)	The Participants to receive Section 162(m) Awards shall be designated, and the applicable Performance Goals shall be established, by the Committee within 90 days following the commencement of the applicable Performance Period (or an earlier or later date permitted or required by Section 162(m) of the Code). Each Participant shall be assigned a Target Number or Target Payment payable if Performance Goals are achieved. Any payment of a Section 162(m) Award granted with Performance Goals shall be conditioned on the written certification of the Committee in each case that the Performance Goals and any other material conditions were satisfied. The Committee may determine, at the time of grant, that if performance exceeds the specified Performance Goals, the Award may be settled with payment greater than the Target Number or Target Payment, but in no event may the payment exceed the limits set forth in Section 5(c). The Committee shall retain the right to reduce any Section 162(m) Award, notwithstanding the attainment of the Performance Goals.

(i)	Deferrals. In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. The terms of any deferrals shall comply with Section 409A(a) and Section 162(m) of the Code and other

Applicable Law. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee at or after the time of grant.

(j)	Repricing of Options and Stock Appreciation Rights. Notwithstanding anything in the Plan to the contrary, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being cancelled or surrendered as a condition of receiving a new Award, if the new Award would have a lower exercise price than the Award it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted. The foregoing shall not (i) prevent adjustments pursuant to Section 13 or (ii) apply to grants of Substitute Awards.

7.	Terms and Conditions of Options

(a)	General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether the Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in the form and contain the provisions that the Committee may from time to time deem appropriate. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, as amended from time to time.

(b)	Exercise Price. The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of an Option other than a Substitute Award be less than 100 percent of the Fair Market Value of a Share on the date of grant. The exercise price of a Substitute Award granted as an Option shall be determined in accordance with the listing standards of the NYSE and Section 409A or Section 424, as applicable, of the Code.

(c)	Term. An Option shall be effective for the term determined by the Committee and set forth in the Award Document relating to the Option. The Committee may extend the term of an Option after the time of grant. The term of an Option may in no event extend beyond the tenth anniversary of the date of grant.

(d)	Exercise; Payment of Exercise Price. Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option and equal in value to the exercise price, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price or (v) by other means that the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations, or through other procedures determined by the Company from time to time.

8.	Terms and Conditions of Restricted Stock and Restricted Stock Units

(a)	Restricted Stock. The Committee, in its discretion, may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be cancelled.

(b)	Restricted Stock Units. The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be cancelled. Upon settlement of Restricted Stock Units, the Restricted Stock Units shall become Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.

9.	Stock Appreciation Rights

(a)	General. The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the exercise price for the Stock Appreciation Right specified in the applicable Award Document. The exercise price per share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of a Stock Appreciation Right other than a Substitute Award be less than 100 percent of the Fair Market Value of a Share on the date of grant. The exercise price of a Substitute Award granted as a Stock Appreciation Right shall be in accordance with the listing standards of the NYSE and Section 409A of the Code, and may be less than 100 percent of the Fair Market Value of a Share on the date of grant. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares having an aggregate Fair Market Value as of the date of exercise equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the exercise price for the Stock Appreciation Right. The term of a Stock Appreciation Right settled in Shares shall not exceed ten years.

(b)	Stock Appreciation Rights in Tandem with Options. A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as the Option or at a later date. If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as the Option (or a lesser number of Shares as determined by the Committee) and shall be exercisable only at the same time or times and to the same extent, and shall have the same term, as the Option. The exercise price of a Stock Appreciation Right granted in tandem with an Option shall equal the per-share exercise price of the Option. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be cancelled automatically to the extent of the number of Shares covered by the exercise. Conversely, if the Option is exercised as to some or all of the Shares covered by the tandem grant, the Stock Appreciation Right shall be cancelled automatically to the extent of the number of Shares covered by the Option exercise.

10.	Terms and Conditions of Performance Stock, Performance Stock Units and Performance Awards

(a)	Performance Stock. The Committee may grant Performance Stock to Eligible Individuals. An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Individual subject to the achievement of Performance Goals over the applicable

Performance Period, and subject to the other terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(b)	Performance Stock Units. The Committee, in its discretion, may grant Performance Stock Units to Eligible Individuals. A Performance Stock Unit shall entitle a Participant to receive a Target Number of Shares based upon the achievement of Performance Goals over the applicable Performance Period and subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, . At the sole discretion of the Committee, Performance Stock Units shall be settled through the delivery of Shares or cash, or a combination of Shares and cash, with a value equal to the Fair Market Value of the underlying Shares as of the last day of the applicable Performance Period or another date set forth in the applicable Award Document.

(c)	Performance Awards. The Committee, in its discretion, may grant Performance Awards to Eligible Individuals. A Performance Award shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a cash Target Payment based upon the achievement of Performance Goals over the applicable Performance Period. Performance Awards shall be settled in cash.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. The Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination of the foregoing.

12.	Certain Restrictions

(a)	Transfers. No Award shall be transferable other than pursuant to a beneficiary designation under Section 12(c), by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be. The Committee may, however, subject to Applicable Law and the terms and conditions that it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)	Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom the Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

(c)	Beneficiary Designation. The beneficiary or beneficiaries of the Participant to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of the benefit shall be determined under the Company’s group life insurance plan. A Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of his death before he receives any or all of the benefit. Each beneficiary designation shall revoke all prior designations by the same Participant, including, for purposes of the Plan, the beneficiary designated under the Company’s group life insurance plan, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime, in the form or manner that the Committee may prescribe from time to time. In the absence of a valid designation under the Company’s group life insurance plan or otherwise, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the Participant’s estate.

13.	Recapitalization or Reorganization

(a)	Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted under the Plan shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights under Shares or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)	Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock spit, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the exercise price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant to the extent permitted under Section 409A of the Code and other Applicable Law) in order to preserve the benefits or potential benefits intended to be made available to Participants. The adjustments shall be made by the Committee. Unless otherwise determined by the Committee, the adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule as applied to the Award prior to such adjustment.

14.	Term of the Plan

Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the tenth anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth anniversary of the Effective Date.

15.	Effective Date

The Plan shall become effective on the Effective Date.

16.	Amendment and Termination

Subject to Applicable Law, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan. However, no termination, amendment, modification or suspension (i) shall be effective without the approval of the stockholders of the Company if stockholder approval is required under the rules and listing standards of the NYSE or other Applicable Law and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder of the Award. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other Applicable Law, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

17.	Miscellaneous

(a)	Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the individual, or may repurchase Shares that were issued to the Participant, to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with Applicable Law and pursuant to any rules that the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.

(b)	No Right to Awards or Employment. No person shall have any claim or right to receive Awards. Neither the Plan, the grant of Awards nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Affiliate, or to interfere with or to limit in any way the right of the Company or any Affiliate to terminate the employment of the Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of the plan or arrangement or by the Committee.

(c)	Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of the Shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under state “blue sky” laws is available) and (iii) complies with foreign securities laws and other Applicable Law. The Committee may require each Eligible Individual purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution of the Shares.

(d)	Section 162(m) of the Code. The Plan is intended to comply in all respects with the requirements of the exemption for “qualified performance-based compensation” under Section 162(m) of the Code. However, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required. In addition, if any provision of the Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect.

(e)	Section 409A of the Code. Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes the requirements of, or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under, Section 409A of the Code, the provision may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making the modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a Section 409A Award to the extent the discretionary authority would contravene the requirements of Section 409A of the Code.

(f)	Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States, or who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted to the Eligible Individual (i) to comply with the laws, rules and regulations of the non-U.S. jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(g)	Satisfaction of Obligations. Subject to Section 409A(a)(3) of the Code and other Applicable Law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(h)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not it would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any corporate action.

(i)	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated, to authorize the creation of trusts or other arrangements to meet the obligations created under the Plan.

(j)	Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(k)	Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Awards shall be used for general corporate purposes.

(l)	Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate the conflict or inconsistency.

(m)	Headings. The headings of Sections in the Plan are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(n)	Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to the unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(o)	Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(p)	Governing Law. Except as to matters of federal law, the Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2008. Vote by Internet — Log on to the Internet and go to www.envisionreports.com/axl — Follow the steps outlined on the secured website. Vote by telephone - Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. — Follow the instructions provided by the recorded message. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Richard E. Dauch 02 — William P. Miller II 03 — Larry K. Switzer For Against Abstain For Against Abstain 2. Approval of the 2008 American Axle & Manufacturing Long-Term Incentive Plan. 3. Ratification of the appointment of Deloitte & Touche LLP as the Companys independent registered public accounting firm for year ending December 31, 2008. In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — American Axle & Manufacturing Holdings, Inc. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 24, 2008 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Richard E. Dauch and Patrick S. Lancaster, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on April 24, 2008 or at any adjournments of the meeting. This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1, approval of the 2008 American Axle & Manufacturing Long-Term Incentive Plan in Proposal 2, and ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 3. Voting by the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card. (Items to be voted appear on reverse side.)